UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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UNILIFE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 18, 2010

Dear Stockholder:

You are cordially invited to attend this year’s annual meeting of stockholders to be held on Wednesday, December 1, 2010, at 3:30 P.M., U.S. Eastern Standard Time (7:30 A.M. Australian Eastern Daylight Time December 2, 2010), at the Intercontinental New York Barclay, 11 East 48th Street, New York, New York 10017. The meeting will be broadcast via the Investor Relations section of our website www.unilife.com as a “live” listen only webcast.

The matters to be acted upon are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, you are urged to submit your proxy or CHESS Depository Interest (CDI) voting instruction form as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions on the proxy card or CDI voting instruction form.

Whether or not you plan to attend the meeting, your vote is very important and we encourage you to vote promptly. You may vote your shares (or direct CHESS Depository Nominees Pty Ltd (CDN) to vote if you hold your shares in the form of CDIs) by following the instructions on the enclosed proxy card or CDI Voting Instruction Form. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

We look forward to seeing you at the annual meeting.

Sincerely yours,

Slavko James Joseph Bosnjak
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 1, 2010 AT 3:30 P.M.
(U.S. EASTERN STANDARD TIME)

TO THE STOCKHOLDERS:

Notice is hereby given that the annual meeting of stockholders of Unilife Corporation, a Delaware corporation, will be held on Wednesday, December 1, 2010, at 3:30 P.M., U.S. Eastern Standard Time, (7:30 A.M. Australian Eastern Daylight Time on December 2, 2010) at the Intercontinental New York Barclay, 11 East 48th Street, New York, New York 10017, for the following purposes:

1. To elect seven directors, identified in the accompanying proxy statement, to hold office until our annual meeting of stockholders to be held in 2011 and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal;

2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2011;

3. For the purposes of ASX Listing Rule 10.14 and for all other purposes, to approve the grant of options for Mary Katherine Wold to purchase 100,000 shares of common stock on the terms and conditions set forth in the accompanying proxy statement;

4. For the purposes of ASX Listing Rule 10.14 and for all other purposes, to approve the grant of options for Marc S. Firestone to purchase 100,000 shares of common stock on the terms and conditions set forth in the accompanying proxy statement; and

5. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

The board of directors recommends that stockholders vote FOR Proposals 1- 5 (inclusive), save for Mary Katherine Wold (with respect to Proposal 3 only) and Marc S. Firestone (with respect to Proposal 4 only) who abstain from making a recommendation with respect to the Proposal in brackets after their name due to their personal interest in that Proposal. Stockholders of record as of the close of business on October 15, 2010 (U.S. Eastern Daylight Time), the Record Date for the meeting, are entitled to receive notice of, and to vote at, the meeting and any adjournment or postponement of the meeting. Record holders of CHESS Depositary Interests, or CDIs, as of the close of business on the Record Date, are entitled to receive notice of and to attend the meeting or any adjournment or postponement of the meeting and may instruct our CDI Depositary, CHESS Depositary Nominees Pty Ltd, or CDN, to vote the shares underlying their CDIs by following the instructions on the enclosed CDI Voting Instruction Form or by voting online at www.investorvote.com.au. Doing so permits CDI holders to instruct CDN to vote on behalf of CDI holders at the meeting in accordance with the instructions received via the CDI Voting Instruction Form or online.

The Proxy Statement that accompanies and forms part of this notice of meeting provides information in relation to each of the matters to be considered. This notice of meeting and the Proxy Statement should be read in their entirety. If stockholders are in doubt as to how they should vote, they should seek advice from their legal counsel, accountant, solicitor or other professional adviser prior to voting.

By order of the Board of Directors,

J. Christopher Naftzger
Vice President, General Counsel, Corporate Secretary & Chief Compliance Officer

October 18, 2010

IMPORTANT:  To assure that your shares are represented at the meeting, please vote (or, for CDI holders, direct CDN to vote) your shares via the Internet or by marking, signing, dating and returning the enclosed proxy card or CDI Voting Instruction Form to the address specified, or, for the holders of our common stock only, via telephone. If you attend the meeting, you may choose to vote in person even if you have previously voted your shares, except that CDI holders may only instruct CDN to vote on their behalf by completing and signing the CDI Voting Instruction Form or voting online at www.investorvote.com.au and may not vote in person.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AT 3:30 P.M. U.S. EASTERN STANDARD TIME ON DECEMBER 1, 2010 (7:30 A.M. Australian Eastern Daylight Time December 2, 2010): A complete set of proxy materials relating to our annual meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting, Proxy Statement, Proxy Card, CDI Voting Instruction Form and Annual Report on Form 10-K for the fiscal year ended June 30, 2010, may be viewed and printed at www.unilife.com.

UNILIFE CORPORATION

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 1, 2010
(U.S. EASTERN STANDARD TIME)

The accompanying proxy is solicited by the board of directors of Unilife Corporation, a Delaware corporation (the “Company”), for use at our annual meeting of stockholders to be held at 3:30 P.M. U.S. Eastern Standard Time on Wednesday, December 1, 2010 (7:30 A.M. on December 2, 2010 Australian Eastern Daylight Time), or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

This Proxy Statement is being mailed to our stockholders on or about October 26, 2010.

INTERNET AVAILABILITY OF PROXY MATERIALS

A complete set of proxy materials relating to our annual meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting, Proxy Statement, Proxy Card, CDI Voting Instruction Form and Annual Report on Form 10-K for the fiscal year ended June 30, 2010, may be viewed and printed at www.unilife.com.

SOLICITATION AND VOTING

Voting Rights and Outstanding Shares

Only those stockholders of record as of the close of business on October 15, 2010 (U.S. Eastern Daylight Time), the Record Date, will be entitled to vote at the annual meeting and any adjournment or postponement thereof. Those persons holding CDIs are entitled to receive notice of and attend the annual meeting and may instruct CDN to vote at the annual meeting by following the instructions on the CDI Voting Instruction Form or by voting online at www.investorvote.com.au.

As of the Record Date, we had 55,480,454 shares of common stock outstanding (equivalent to 332,882,724 CDIs assuming all shares of common stock were converted into CDIs on the Record Date), all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting (save to the extent of the voting exclusions for Proposals 3 and 4 described below). Each stockholder as of the close of business on the record date is entitled to one vote for each share of common stock held by such stockholder. Each CDI holder is entitled to direct CDN to vote one share for every six CDIs held by such holder. One-third of the outstanding shares of our common stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, instructions to withhold authority to vote for a director nominee, abstentions and “broker non-votes” (shares held by a broker or nominee that does not have discretionary voting authority and has not received instructions as to how to vote on a particular proposal) will each be counted as present and entitled to vote for purposes of determining whether a quorum is present.

Vote Required

If a quorum is present, the seven nominees receiving the highest numbers of votes cast will be elected directors. Stockholders do not have the right to cumulate their votes for directors. Instructions to withhold authority to vote for a director nominee and broker non-votes will not be counted as votes cast and will have no effect on the election of directors.

The affirmative vote of the holders of a majority of our shares of common stock present in person or represented by proxy and entitled to vote on the matters at the annual meeting is required to (i) approve the ratification of the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending June 30, 2011, (ii) approve the grant of options for Mary Katherine Wold to purchase 100,000 shares of common stock, and (iii) approve the grant of options for Marc S. Firestone to purchase 100,000 shares of common stock.

For proposals 2 through 4, abstentions will not be counted as affirmative votes and will have the same effect as AGAINST votes. Broker non-votes will not be counted as entitled to vote and will have no effect on the outcome of such proposals.

Any votes cast by persons excluded from voting on Proposals 3 and 4 as set out below will be disregarded except to the extent that such votes are cast by that person as a proxy for a person who is entitled to vote, in accordance with the direction on the proxy card; or by the person chairing the meeting as a proxy for a person who is entitled to vote, in accordance with direction on the proxy card to vote as the proxy decides.

If you are a beneficial holder and do not return a voting instruction card, your broker may vote only on the ratification of our independent registered public accounting firm.

Solicitation of Proxies

We will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. If you choose to vote over the Internet, you are responsible for Internet access charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. In addition to soliciting stockholders through our employees, we will request banks, brokers and other intermediaries holding shares of our common stock beneficially owned by others to solicit the beneficial owners and will reimburse them for their reasonable expenses in so doing.

Voting Instructions

All shares of our common stock represented by properly executed proxies received before the times indicated on the proxy will, unless the proxies are revoked, be voted in accordance with the instructions indicated on those proxies. If no instructions are indicated on the proxy, the shares will be voted as the proxy holder nominated on the proxy form determines, or, if no person is nominated, as our board of directors recommends on each proposal. The persons named as proxies will vote on any other matters properly presented at the meeting in accordance with their best judgment. A stockholder giving a proxy has the power to revoke his or her proxy at any time before it is exercised by delivering to the Corporate Secretary of Unilife Corporation, 633 Lowther Road, Lewisberry, Pennsylvania 17339, a written notice revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person. Attendance at the meeting will not, in and of itself, constitute revocation of a proxy.

Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to vote in person, please bring proof of identification. Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting. Shares held in street name through a brokerage account or by a bank or other nominee may be voted in person by you if you obtain a valid proxy from the record holder giving you the right to vote the shares. CDI holders may attend the meeting, but cannot vote in person at the meeting.

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may vote without attending the annual meeting. Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting as follows:

•	If you are a stockholder of record, you may vote by proxy. You can vote by proxy over the Internet or telephone by following the instructions provided on the proxy card or can vote by proxy by mail pursuant to instructions provided on the proxy card.

•	If your shares are held in a stock brokerage account or by a bank or other nominee, you have the right to direct your broker or other nominee on how to vote the shares in your account. If you hold shares beneficially in street name, you may vote by proxy over the Internet or telephone by following the instructions provided on the proxy card or may vote by mail by following the voting instruction card provided to you by your broker, bank, trustee or nominee.

Under Delaware law, votes cast by Internet have the same effect as votes cast by submitting a written proxy card.

Specific instructions to be followed by any CDI holder interested in directing CDN to vote the shares underlying their CDIs are set forth on the CDI Voting Instruction Form. The Internet voting procedures for CDI holders are designed to authenticate the CDI holder’s identity and to allow the CDI holder to direct CDN to vote his or her shares and confirm that his or her voting instructions have been properly recorded.

Special Instructions for CDI Holders

Our CDI holders of record as of the close of business on October 15, 2010 (U.S. Eastern Daylight Time), the Record Date for the meeting, will be entitled to receive notice of and attend the meeting and any adjournment or postponement thereof, and may direct CDN to vote their underlying shares at the annual meeting by following the instructions in the CDI Voting Instruction Form and voting online at www.investorvote.com.au or by returning the CDI Voting Instruction Form to Computershare, being the agent we designated for the collection and processing of voting instructions from our CDI holders, no later than 4:00 A.M. on November 26, 2010 U.S. Eastern Standard Time (8:00 P.M. on November 26, 2010 Australian Eastern Daylight Time) in accordance with the instructions on such form. Doing so permits CDI holders to instruct CDN to vote on their behalf in accordance with their written directions. If you direct CDN to vote by completing the CDI Voting Instruction Form, you may revoke those directions by delivering to Computershare, no later than 4:00 A.M. on November 26, 2010 U.S. Eastern Standard Time (8:00 P.M. on November 26, 2010 Australian Eastern Daylight Time), a written notice of revocation bearing a later date than the CDI Voting Instruction Form previously sent.

CDI holders may attend the meeting, but cannot vote in person at the meeting.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

In accordance with our bylaws, the number of directors that constitutes our board of directors is fixed from time to time by a resolution duly adopted by a majority of the total number of authorized directors. Our board has set the size of the board at seven directors. The current seven directors are Slavko James Joseph Bosnjak, Alan Shortall, John Lund, William Galle, Jeff Carter, Mary Katherine Wold and Marc S. Firestone. In accordance with our bylaws, each of the current seven directors serves until the 2010 annual meeting. Accordingly, seven persons are to be elected to serve as directors at the meeting. The nominating and corporate governance committee of the board recommended, and our board nominated, each of the current seven directors, namely, Slavko James Joseph Bosnjak, Alan Shortall, John Lund, William Galle, Jeff Carter, Mary Katherine Wold and Marc S. Firestone, as nominees for election as directors. If elected at the meeting, each of the nominees would serve until our 2011 annual meeting and until his or her successor is elected and qualified, or until his or her earlier resignation or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by validly delivered proxies will be voted, if authority to do so is not withheld, for the election of each of the nominees. If any of the nominees is unexpectedly unavailable for election, these shares will be voted for the election of a substitute nominee proposed by our nominating and corporate governance committee or our board may determine to reduce the size of our board. Each person nominated for election has agreed to serve if elected. Instructions to withhold authority to vote for a director nominee and broker non-votes will not be counted as votes cast and will have no effect on the election of directors.

Set forth below is biographical information for the nominees as well as the key attributes, experience and skills that the board believes such nominee brings to the board.

Slavko James Joseph Bosnjak.  Mr. Bosnjak has served as a director of Unilife Medical Solutions Limited (the Company’s Australian predecessor) (“UMSL”) since February 2003 and of Unilife Corporation since November 2009 and as Chairman of the board of UMSL since April 2006 and of Unilife Corporation since November 2009, Mr. Bosnjak has been a co-owner and director of the Le Meridien Lav Hotel in Split, Croatia since 2002 and is chairman and co-founder of Ultimate Outdoor Ltd., an Australian outdoor advertising company, Mr. Bosnjak is chairman, and has an indirect interest through the family company Bosnjak Investment Group Pty Ltd., of Chiron Commercial Vehicles Pty Ltd. and its subsidiaries, situated in Malaysia, a company which manufactures bus bodies for export to Australia. Mr. Bosnjak was a director of Bosnjak Holdings Pty Ltd. and its subsidiaries including Westbus Pty Ltd. from 1975 to 2001 and the chairman of Westbus Pty Ltd., between 1990 and 2001. He has also held positions on Commonwealth and New South Wales government advisory bodies, including the Greater Western Sydney Economic Development Board, and the GROW Employment Council. Mr. Bosnjak also served as the Chairman of the Tourism Council of Australia and Bus 2000 Ltd., which coordinated bus services for the Sydney 2000 Olympic Games. Mr. Bosnjak was awarded an Order of Australia Medal in 1994 for his services to transport and the community, and also holds an honorary doctorate from the University of Western Sydney for his services related to employment growth and economic development. Our board of directors believes that Mr. Bosnjak’s broad government and investment experience in numerous industries across Australia, Asia and Europe, as well as his long history with the Company and deep knowledge of our business, make him well-suited to serve as a director.

Alan Shortall.  Mr. Shortall has served as Chief Executive Officer and director of UMSL since September 2002 and of Unilife Corporation since July 2009. Mr. Shortall co-founded Unilife in July 2002 and has guided the growth of Unilife since then. In 2008, the trade magazine Medical Device and Diagnostic Industry named him as one of 100 Notable People in the medical device industry worldwide. Mr. Shortall is the brother of Eugene Shortall, our Senior Vice President of Business Development. Our board of directors believes that Mr. Shortall’s strategic vision and intimate understanding of our safety syringe technology and products, as well as his substantial marketing and commercial experience, make him well-suited to serve as a director. Mr. Shortall has been guiding the growth of Unilife since its founding.

John Lund.  Mr. Lund has served as a director of UMSL and Unilife Corporation since November 2009. Mr. Lund has also served as managing partner of M&A Holdings, LLC, a private consulting company since July 2003, and as Vice President Finance and Controller of E-rewards, Inc., an internet market research company since February 2009. Mr. Lund also served as Vice President and Controller of Nexstar Broadcasting Group, Inc., a NASDAQ listed television broadcasting company, from March 2008 to November 2008, Vice President of Finance and Corporate Controller of LQ Management, LLC (LaQuinta) from November 2006 to March 2008, and Corporate Controller of ExcellerateHRO from January 2005 to October 2006. Prior to that, Mr. Lund held Controller and Chief Financial Officer positions for various companies, including SEC registrants, and was an audit Manager at KPMG. Mr. Lund has a Bachelors of Science degree in Accounting from University of North Texas and is a Certified Public Accountant. Our board of directors believes that Mr. Lund’s expertise in finance, accounting and experience with corporate transactions and publicly listed companies make him well-suited to serve as a director.

William Galle.  Mr. Galle has served as a director of UMSL since June 2008 and of Unilife Corporation since November 2009. Mr. Galle was also an independent director of American Marketing Complex in New York City from October 2007 to December 2009. Since 2009, Mr. Galle has been affiliated with Bradley Woods, a 40 year-old New York City-based independent research and investment banking firm specializing in federal regulatory and legislative developments impacting substantial investor portfolios. Mr. Galle is President of Diversified Portfolio Strategies LLC in Washington D.C. since 1993, which provides alternative investment advisory services for institutions and substantial investors. Mr. Galle is a graduate of Columbia University, Rutgers University, and the New York Institute of Finance. Our board of directors believes that Mr. Galle’s investment advisory experience makes him a qualified member of the board.

Jeff Carter.  Mr. Carter has served as a director of UMSL since April 2006 and of Unilife Corporation since November 2009. From February 2005 until January 2009, Mr. Carter served as Chief Financial Officer of UMSL. He has also served as Company Secretary of UMSL from March 2007 to July 2010. Mr. Carter is a chartered accountant and holds a master’s degree in applied finance from Macquarie University of Sydney. Mr. Carter was a Chief Financial Officer of various publicly listed healthcare companies prior to joining UMSL. Also, Mr. Carter was Strategic Planning Manager for Coca-Cola Amatil and Manager Corporate Development International for Santos. He has international experience with these companies and was formerly a Senior Manager of Touche Ross before moving into investment banking with Canadian Imperial Bank of Commerce. Our board of directors believes that Mr. Carter’s experience in financial and management roles, with a strong background in the healthcare industry, make him a valuable member of the board.

Mary Katherine Wold.  Ms. Wold has served as a director of Unilife Corporation since May 2010. Ms. Wold served as Senior Vice President of Finance from 2007 to 2009, Senior Vice President of Tax and Treasury from 2005 to 2007 and Vice President of Tax from 2002 to 2005, of Wyeth, a NYSE-listed pharmaceutical company, which was acquired by Pfizer in October 2009. Prior thereto, Ms. Wold spent 17 years with the international law firm of Shearman & Sterling based in New York, specializing in international tax planning for multinational corporations and in the tax aspects of mergers and acquisitions, capital markets and private equity transactions. Ms. Wold received her law degree from the University of Michigan and her Bachelor of Arts degree from Hamline University in St. Paul, Minnesota. Our board of directors believes that Ms. Wold’s knowledge in financial, tax, and treasury matters along with her broad experience in global operations at one of the world’s largest pharmaceutical companies make her a valuable member of the board.

Marc S. Firestone.  Mr. Firestone has served as a director of Unilife Corporation since July 2010. Mr. Firestone serves as Executive Vice President and General Counsel for Kraft Foods Inc., a Fortune 100 company. Prior to his position at Kraft Foods, Mr. Firestone held senior executive positions for Philip Morris Companies and its subsidiaries, including as Senior Vice President and General Counsel, Philip Morris International, and Senior Vice President of Regulatory Affairs, Phillip Morris Companies. Before joining Philip Morris, he was an attorney with Arnold & Porter in Washington, D.C. He holds a juris doctorate from Tulane University School of Law in New Orleans, and a bachelor’s degree from Washington & Lee University in Virginia. Our board of directors believes that Mr. Firestone’s legal and government relations knowledge and international experience make him a valuable member of the board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE.

INFORMATION ON OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business is managed by our employees under the direction and oversight of our board. We keep board members informed of our business through discussions with management, materials we provide to them, visits to our offices, and their participation in board and board committee meetings.

We believe open, effective, and accountable corporate governance practices are key to our relationship with our stockholders. Our board has adopted corporate governance guidelines that, along with the charters of our board committees and our code of business conduct and ethics, provide the framework for the governance of the company. A complete copy of our corporate governance guidelines (board charter), the charters of our board committees, and our code of ethics may be found on the investor relations section of our website at www.unilife.com under the heading of “Corporate Governance”. Information contained on our website is not part of this Proxy Statement. The board regularly reviews corporate governance developments and modifies these policies as warranted. Any changes in these governance documents will be reflected on the same location of our website.

The following table sets forth the name, age and position of each of our directors and executive officers.

Name	Age	Position

Slavko James Joseph Bosnjak	61	Chairman and Director
Alan Shortall	57	Director and Chief Executive Officer
John Lund	44	Director
William Galle	70	Director
Jeff Carter	52	Director
Mary Katherine Wold	57	Director
Marc S. Firestone	50	Director

For biographical information of our current directors and their key attributes, experience and skills that the board believes such current directors bring to the board, please see “Proposal No. 1- Election of Directors” above.

Corporate Governance

Director Independence and Family Relationships

Our board of directors has determined that each of Slavko James Joseph Bosnjak, John Lund, William Galle, Mary Katherine Wold and Marc S. Firestone is “independent” within the meaning of Rule 10A-3 under the Exchange Act and the Nasdaq listing standards and the ASX Corporate Governance Council Corporate Governance Principles and Recommendations.

There are no family relationships among our officers and directors, except that Alan Shortall, our director and Chief Executive Officer, is the brother of Eugene Shortall, our Senior Vice President of Business Development. There are not any arrangements or understandings between any of our directors or officers or any other person pursuant to which any officer or director was or is to be selected as an officer or director.

Board Leadership Structure

As reflected in our corporate governance guidelines, the board does not have a fixed policy regarding separation of the Chairman role and the Chief Executive Officer role, and the board determines whether such roles should be separate or combined according to its view of what is best for the Company at any given time.

We currently have Alan Shortall serving as Chief Executive Officer and Slavko James Joseph Bosnjak serving as Chairman. We believe this leadership structure is presently the most appropriate structure for us. As Chief Executive Officer, Mr. Shortall is responsible for setting the strategic direction of the Company and the day-to-day leadership and performance of the Company, while Mr. Bosnjak, as Chairman, provides guidance to the Chief Executive Officer, and acts as a liaison between the Chief Executive Officer and the independent directors.

Board’s Role in Risk Oversight

Our board of directors is ultimately responsible for ensuring that appropriate risk management policies and procedures are in place to protect the assets and undertaking of the Company. The board requires the senior management to ensure that an approach to managing risk is implemented as part of the day to day operations of the Company and to design internal control systems with a view to identifying and managing material risks. The committees of our board of directors are responsible for evaluating the risks related to their respective responsibilities and overseeing the management of such risks. Our board periodically reviews the material risks faced by us, our risk management processes and systems and the adequacy of our policies and procedures designed to respond to and mitigate these risks.

Meetings and Committees of the Board

Directors are expected to attend meetings of the board and any board committees on which they serve. The board has four standing committees to facilitate and assist the board in the execution of its responsibilities: the audit committee, the compensation committee, the nominating and corporate governance committee, and the strategic partnerships committee.

During the fiscal year ended June 30, 2010, the board held seven meetings and the audit and compensation committees held two and three meetings, respectively. The nominating and corporate governance committee and the strategic partnerships committee did not formally meet during fiscal 2010. Each director attended 75% or more of the aggregate of all meetings of the board and board committees on which such director served at the time of the meetings.

In accordance with our corporate governance guidelines, we make every effort to schedule our annual meeting of stockholders at a time and date to maximize attendance by directors taking into account the directors’ schedules. Under our corporate governance guidelines, all directors should make every effort to attend our annual meeting of stockholders absent an unavoidable and irreconcilable conflict. In 2009, the annual meeting was held in Sydney, Australia and 4 of 5 of the then directors attended the meeting.

Audit Committee

The primary purpose of the audit committee is to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The committee also reviews the qualifications, independence and performance, and approves the terms of engagement of our independent auditors. The audit committee is governed by a written charter approved by our board of directors, a copy of which is available from the investor relations section of our website at www.unilife.com under the heading of “Corporate Governance”.

The audit committee currently consists of John Lund (Chairman), Slavko James Joseph Bosnjak and Mary Katherine Wold, all of whom have been determined by the board to be “independent” within the meaning of Rule 10A-3 under the Exchange Act, the Nasdaq listing standards and the best practice recommendations set by the ASX Corporate Governance Council. Our board of directors has determined that Mr. Lund qualifies as an “audit committee financial expert” as defined under the SEC rules.

Compensation Committee

The primary purpose of the compensation committee is to supervise and review the affairs of the Company as they relate to the compensation and benefits of our executive officers. In carrying out these responsibilities, the compensation committee reviews all components of executive compensation for consistency with our compensation philosophy and with the interests of our stockholders. The compensation committee is governed by a written charter approved by our board of directors, a copy of which is available from the investor relations section of our website at www.unilife.com under the heading of “Corporate Governance”.

The compensation committee currently consists of Slavko James Joseph Bosnjak (Chairman), John Lund and William Galle, all of whom have been determined by the board to be “independent” within the meaning of the Nasdaq listing standards.

Our board of directors retained Strategic Apex Group LLC, an independent compensation advisory firm, to assist the compensation committee in carrying out its responsibilities. During fiscal year 2010, this firm advised the board and the committee on the design of Mr. Alan Shortall’s long-term incentive compensation package, advised the committee on appropriate compensation levels (salary and incentives) for the new Chief Financial Officer and new General Counsel, assisted the committee in selecting the composition comparison group and performed market analysis on the compensation paid by the compensation comparison group. The firm also advises the committee on current practices and trends in executive compensation. The total fees paid to Strategic Apex for services performed from the date of its initial engagement on November 1, 2009 through June 30, 2010 were $30,000.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee oversees our director nomination and corporate governance matters. Its primary responsibilities are to: (i) identify individuals qualified to become board members; (ii) select, or recommend to the board of directors, director nominees for each election of directors; (iii) develop and recommend to the board of directors criteria for selecting qualified director candidates; (iv) consider committee member qualifications, appointment and removal; (v) recommend corporate governance principles, codes of ethics and compliance mechanisms applicable to the Company, and (vi) provide oversight in the evaluation of the board of directors and each committee. The nominating and corporate governance Committee is governed by a written charter approved by our board of directors, a copy of which is available from the investor relations section of our website at www.unilife.com under the heading of “Corporate Governance”.

The nominating and corporate governance committee currently consists of Marc S. Firestone (Chairman), Slavko James Joseph Bosnjak, John Lund and William Galle, all of whom have been determined by the board to be “independent” within the meaning of the Nasdaq listing standards.

Nominations for Directors and Diversity Policy

In evaluating candidates for directors proposed by directors, stockholders and/or management, the nominating and corporate governance committee considers the following factors, among others:

•	the committee’s views of the current needs of the board for certain skills, experience or other characteristics;

•	the candidate’s background, skills, and experience;

•	other characteristics and expected contributions of the candidate; and

•	the qualification standards established from time to time by the nominating and corporate governance committee.

The nominating and corporate governance committee is responsible for reviewing with the board from time to time the appropriate skills and characteristics required of board members in the context of the current makeup of the board. In accordance with our corporate governance guidelines, this assessment includes issues of diversity, age, skills such as understanding of manufacturing, technology, finance and marketing, and international background, all in the context of an assessment of the perceived needs of the board at that point in time. Pursuant to our corporate governance guidelines, directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of stockholders. They must also have an inquisitive and objective perspective and mature judgment.

In identifying director nominees, the nominating and corporate governance committee first evaluates the current members of the board of directors willing to continue in service. Current members of the board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the board with that of obtaining a new perspective. If any member of the board does not wish to continue in service or if the nominating and corporate governance committee or the board decides not to re-nominate a member for re-election, the nominating and corporate governance identifies the desired skills and experience of a new nominee in light of the criteria above. Other than the foregoing, there are no specific, minimum qualifications that the nominating and corporate governance committee believes that a committee-recommended nominee to the board of directors must possess, although the nominating and corporate governance committee may also consider such other factors as it may deem are in our best interests of the Company and our stockholders. If the nominating and corporate governance committee believes, at any time, that the board requires additional candidates for nomination, the committee may engage, as appropriate, a third party search firm to assist in identifying qualified candidates. The nominating and corporate governance committee also considers suggestions of nominees from our stockholders. Stockholders may recommend individuals for consideration by following the procedures set forth in our bylaws.

Strategic Partnerships Committee

The primary purpose of the strategic partnerships committee is to provide support to our senior management in establishing and maintaining strategic partnership relationships between the Company, pharmaceutical companies, potential customers and other third parties that the committee considers can be of strategic importance in growing the Company. To that end, the strategic partnerships committee will review and evaluate strategic partnership status, strategies and opportunities with our senior management, assist our senior management in developing strategic partnerships and relationships and, from time to time, initiate proposals and make recommendations on strategic partnerships. The strategic partnerships committee is governed by a written charter approved by our board of directors, a copy of which is available from the investor relations section of our website at www.unilife.com under the heading of “Corporate Governance”.

The strategic partnerships committee consists of Mary Katherine Wold (Chair), Alan Shortall, John Lund and Marc S. Firestone, all of whom other than Mr. Shortall have been determined by the board to be “independent” within the meaning of the Nasdaq listing standards.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee has ever been an executive officer or employee of Unilife or any of its subsidiaries, or has any relationship with Unilife or its executives, other than their directorship and equity interests in Unilife as disclosed in the section entitled “Security Ownership of Certain Beneficial Owners and Management”. During fiscal 2010, no executive officer of Unilife served on the compensation committee or board of directors of any other entity that had any executive officer who also served on the board of directors of Unilife.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics which meets the definition of “code of ethics” under the SEC rules. The code applies to our principal executive officer, principal financial officer, principal accounting officer and other officers, employees and directors of the Company. A copy of the code of business conduct and ethics is available from the investor relations section of our website at www.unilife.com under the heading of “Corporate Governance”. We intend to disclose any amendment to, or waiver from, a provision of the code that applies to any of our principal executive, financial or accounting officers in the investor relations section of our website.

Communications with Directors

Stockholders may communicate with any and all Company directors by transmitting correspondence by mail, facsimile or email, addressed as follows.

Chairman of the Board
or Board of Directors
or [individual director]
c/o Christopher Naftzger
633 Lowther Road
Lewisberry PA 17339
Fax: + 717 938 9323
Email Address: chris.naftzger@unilife.com

All incoming communications are screened by our Corporate Secretary and transmitted to the intended recipient absent safety or security issues.

Legal Proceedings

There are no pending, material legal proceedings to which any of our directors, officers or affiliates, any owner of record or beneficially of more than five percent of any class of our voting securities or any associate of any such director, officer, affiliate or security holder is a party adverse to us or any of our subsidiaries or has a material interest adverse to us.

DIRECTOR COMPENSATION

The following table provides information regarding the total compensation that Unilife paid or awarded to its non-employee directors during the year ended June 30, 2010. Directors of Unilife who are also employees do not receive compensation for their services as directors.

Director Compensation

				Nonqualified
	Fees Earned			Deferred
	or Paid	Stock	Option	Compensation	All Other
Name	in Cash	Awards	Awards	Earnings	Compensation	Total
	($)	($)	($)(1)	($)(2)	($)	($)

Slavko James Joseph Bosnjak	105,863 (3)	—	—	9,528	—	115,391
William Galle	45,750	—	240,961	—	307	287,018
Jeff Carter	47,638 (4)	—	240,961	4,287	405,515 (5)	698,401
John Lund(6)	47,542	—	240,961	—	6,487	294,990
Mary Katherine Wold(7)	9,333	—	—	—	—	9,333

(1)	All option awards were issued with an exercise price in Australian dollars. Amounts were converted using the exchange rate on the date of grant of A$1.00 = US$0.9197. The amount referenced is the grant date fair value of the stock options determined in accordance with ASC Topic 718 using the Black-Scholes option-pricing model. The valuation assumptions used for determining the amounts discussed in this footnote are provided in Note 4 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010.

(2)	Statutory contributions of 9% of fees to a superannuation fund (i.e., pension) for Australian directors only.

(3)	Mr. Bosnjak’s fees represent A$120,000 paid in Australian dollars. Amounts were converted using the average exchange rate during the applicable period.

(4)	Mr. Carter’s fees represent A$54,000 paid in Australian dollars. Amounts were converted using the average exchange rate during the applicable period. This amount represents fees earned solely for serving as a director.

(5)	Mr. Carter’s other compensation includes amounts paid for accounting, company secretarial, ASX liaison and other consulting services provided to the Company as well as bonuses. During the previous fiscal year, Mr. Carter achieved a bonus milestone of $66,164 which was paid in the current fiscal year and included in this amount. An additional bonus milestone of $63,517 was paid in the current fiscal year in relation to the successful capitalization and redomiciliation of the Company. Mr. Carter has direct responsibility for the management of the Australian representative office and compliance with Australian listing rules. These fees were paid in Australian dollars and were converted using the average exchange rate during the applicable period.

(6)	Mr. Lund was appointed to the board of directors in November 2009.

(7)	Ms. Wold was appointed to the board of directors in May 2010.

During fiscal 2010, we paid each of our five non-employee directors different amounts of cash compensation. The levels of cash compensation were based on what our board believed was appropriate for a company of our size, with recognition given to the amount of time a particular director was required to spend on Company matters and the director’s length of board service.

We paid Mr. Bosnjak an annual cash fee for all of his services as a director, including his service as chairman of the board. We did not compensate him separately for attendance at meetings or for service on board committees. Mr. Bosnjak received the highest level of cash compensation in recognition of his long-standing board service and the significant amount of time he spent on the Company’s affairs.

We paid Mr. Carter an annual cash fee for all of his services as a director. We did not compensate him separately for attendance at meetings or for service on board committees.

We paid Mr. Galle an hourly fee for his attendance at board and committee meetings, as well as related expenses His level of compensation was determined by negotiation between our Chief Executive Officer and Mr. Galle at the time he joined the board.

We paid Mr. Lund and Ms. Wold set fees for their attendance at board and committee meetings.

In January 2010, Unilife issued stock options to three members of the board of directors: Jeff Carter, John Lund and William Galle. Each of these board members received 100,000 options exercisable at A$7.20 per share for a period of five years from the date of grant. The options will vest as follows: 16,667 options vested on the date of grant, 25,000 options will vest on the 12 month anniversary from the date of grant, 25,000 options will vest on the 24 month anniversary from the date of grant and 33,333 options will vest on the 36 month anniversary from the date of grant. The issuance of these options was approved by Unilife stockholders on January 8, 2010.

In addition, on May 11, 2010, the board of directors approved, subject to approval by the stockholders of Unilife as required by the listing rules of the Australian Securities Exchange, a grant of options for Ms. Wold to purchase 100,000 shares of common stock of Unilife under the Unilife Corporation 2009 Stock Incentive Plan. The options, if approved by the stockholders of Unilife, will be exercisable at $6.83 per share (the closing price of the common stock of Unilife on May 11, 2010, the date of grant) for a period of five years from the date of grant, and will vest as follows: 16,667 options vest immediately upon issue which will occur within three business days of the Company obtaining stockholder approval of the issue, 25,000 options vest on the 12 month anniversary from the date of grant, 25,000 options vest on the 24 month anniversary from the date of grant and 33,333 options vest on the 36 month anniversary from the date of grant.

In June 2010, the board of directors adopted a new fee structure for independent directors. The purpose was to establish a standardized fee structure that will fairly compensate directors for their service on the board and the various committees, including their service as chair, and also ease the administrative burden on the Company. As previously discussed, the directors had been paid according to their individual arrangements with the Company. Under the new fee structure, the directors would be paid an annualized fee based on three components: (i) an annual directors fee; (ii) an annual fee for serving as a member or chair of one of the committees, and (iii) certain meeting fees for board and committee meetings (up to a maximum of four meetings per year for the board and each committee). The Company pays the annual fee to each of the directors in twelve equal monthly installments.

In determining the new fee structure, the Company analyzed the proposed fees to be paid to the independent directors against fees paid to directors at similarly situated companies. The fees for all independent members of the board are as follows:

Board of Directors:
Annual retainer per director	$25,000
Chairman of the board fee	25,000
Fee per meeting for a full board meeting (limit 4 per year)	1,500
Incremental fee for out of town meeting	1,000
Audit Committee:
Annual retainer for chairperson	20,000
Annual retainer for other members	10,000
Fee per meeting (limit four per year)	500

Compensation Committee:
Annual retainer for chairperson	15,000
Annual retainer for other members	7,500
Fee per meeting (limit four per year)	250
Nominating and Corporate Governance Committee:
Annual retainer for chairperson	10,000
Annual retainer for other members	5,000
Fee per meeting (limit four per year)	250
Strategic Partnership Committee:
Annual retainer for chairperson	17,500
Annual retainer for other members	7,500
Fee per meeting (limit four per year)	500

Also, a director attending any board or committee meeting in person that requires the director to travel for more than two hours will be paid an additional $1,000 for attending such meeting.

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm. In making its determination regarding whether to appoint or retain a particular independent registered public accounting firm, the audit committee takes into account the views of management.

The audit committee has appointed KPMG as our independent registered public accounting firm for the fiscal year ending June 30, 2011. KPMG has acted in such capacity since its appointment in March 2010 to replace BDO Audit (WA) Pty Ltd (“BDO”). The audit committee has considered whether KPMG’s provision of services other than audit services is compatible with maintaining independence as the Company’s independent registered public accounting firm and determined that such services are compatible.

Although ratification by stockholders is not a prerequisite to the ability of the audit committee to select KPMG as our independent registered public accounting firm, we believe such ratification to be desirable. Accordingly, stockholders are being requested to ratify, confirm and approve the selection of KPMG as our independent registered public accounting firm for the fiscal year ending June 30, 2011. If the stockholders do not ratify the selection of KPMG, the selection of the independent registered public accounting firm will be reconsidered by the audit committee; however, the audit committee may select KPMG notwithstanding the failure of the stockholders to ratify its selection. If the appointment of KPMG is ratified, the audit committee will continue to conduct an ongoing review of KPMG’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace KPMG at any time.

Representatives of KPMG are expected to be present at the annual meeting, with the opportunity to make a statement if the representatives desire to do so. It is also expected that they will be available to respond to appropriate questions.

Changes in Accountants

On March 29, 2010, the audit committee approved KPMG to serve as our independent registered public accounting firm and dismissed BDO from that role, as a result of its review of our independent registered public accounting firm in light of the redomiciliation of the Unilife group from Australia to the United States.

BDO’s audit reports on our consolidated financial statements for each of the fiscal years ended June 30, 2009 and 2008 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended June 30, 2009 and 2008 and the interim period between July 1, 2009 and the date of dismissal, there were no disagreements between the Company and BDO on any matter of accounting principles, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of BDO, would have caused BDO to make reference to the subject matter of the disagreements in connection with its report for such fiscal years; and there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended June 30, 2009 and 2008 and the interim period between July 1, 2009 and the date of engagement, neither the Company nor anyone acting on its behalf has consulted KPMG on any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

Fees Paid

The following table sets forth the fees for services provided by KPMG and BDO during the years ended June 30, 2010 and 2009.

	2010	2009

Audit Fees(1)	$281,488	$118,758
Audit-Related Fees(2)	188,780	7,854
Tax Fees(3)	16,728	25,403
All Other Fees	—	—

Total Fees	$486,996	$152,015

(1)	Audit fees include amounts for professional services in connection with the annual audit of our consolidated financial statements and the review of our financial statements included in our Quarterly Reports on Form 10-Q. For fiscal 2010, audit fees include $95,488 paid to BDO.

(2)	Audit-related fees include amounts for professional services in connection with the review of our registration statements on Forms 10 and S-1. For fiscal 2010, audit-related fees include $181,780 paid to BDO.

(3)	Tax fees include amounts for professional services in connection with tax compliance, tax advice and tax planning paid to BDO.

Audit Committee’s Pre-Approval Policy

It is the audit committee’s policy to approve in advance the engagement of the independent auditor for all audit services and non-audit services. The audit committee may delegate authority to pre-approve audit or non-audit services to one or more of its members. Any pre-approval authorized by a member of the audit committee to whom authority has been delegated must specify clearly in writing the services and fees approved by such member. Any member to whom such authority is delegated shall report any pre-approval decisions made under such delegated authority to the audit committee at its next scheduled meeting. All of the 2009 and 2010 fees paid to the independent auditors described above were pre-approved by the audit committee in accordance with the pre-approval policy.

Vote Required and Board of Directors Recommendation

Approval of this proposal requires the affirmative vote of the holders of a majority of our shares of common stock present in person or represented by proxy and entitled to vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF PROPOSAL NO. 2

REPORT OF THE AUDIT COMMITTEE

The audit committee of our board is composed of John Lund (Chairman), Slavko James Joseph Bosnjak and Mary Katherine Wold. The audit committee operates under a written charter, which is posted on our website. The audit committee members are not professional accountants or auditors (although Mr. Lund is a CPA, he currently does not work as an accountant or auditor). Management has the primary responsibility for preparing the financial statements and designing and assessing the effectiveness of internal control over financial reporting. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and the internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. In this context, the audit committee has reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the year ended June 30, 2010 filed with the SEC.

The audit committee also has discussed with the independent auditors of the Company the matters required to be discussed by the statement on Auditing Standards No. 61 (AICPA, Professional Standards, Vol. 1, AU section 380), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The audit committee has received the written disclosures and the letters from the independent auditors of the Company required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the audit committee concerning independence and has discussed with the independent auditors their independence.

Based on the audit committee’s review and discussions with management and the independent auditors, the audit committee recommended that our board include the audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 filed with the SEC.

THE AUDIT COMMITTEE
John Lund (Chairman)
Slavko James Joseph Bosnjak
Mary Katherine Wold

PROPOSAL NO. 3 — APPROVAL OF THE GRANT OF OPTIONS TO MARY KATHERINE WOLD

Our CHESS Depositary Interests, or CDIs, each representing one-sixth of a share of our common stock, are listed on the Australian Securities Exchange, or ASX.

ASX Listing Rule 10.14 provides that a company must not permit a director to acquire securities under an employee incentive scheme without the prior approval of stockholders. Accordingly, stockholder approval is now being sought for the purposes of ASX Listing Rule 10.14 and for all other purposes for the grant of options to Mary Katherine Wold, a director of the Company, to purchase 100,000 shares of common stock, on the terms set out in this proxy statement.

On May 11, 2010, as part of the director compensation package, the board of directors approved, subject to approval by the stockholders of Unilife as required by the ASX listing rules, a grant of options to Ms. Wold to purchase 100,000 shares of common stock of Unilife under the Unilife Corporation 2009 Stock Incentive Plan. The 100,000 shares of common stock underlying the options have a market value of $683,000 based on the closing price of $6.83 on May 11, 2010, being the date on which the board of directors approved the grant. The options, if approved by the stockholders, will be exercisable at $6.83 per share (the closing price of the common stock of Unilife on the date on which the board of directors approved the grant) for a period of five years from the date of grant, and will vest as follows: 16,667 options vest immediately upon issue which will occur within three business days of the Company obtaining stockholder approval of the issue, 25,000 options vest on the 12 month anniversary from the date of grant, 25,000 options vest on the 24 month anniversary from the date of grant and 33,333 options vest on the 36 month anniversary from the date of grant. Subject to stockholder approval for the grant of the options, unvested options will become vested in full upon Ms. Wold’s death or termination of her service due to total disability, or immediately before, and contingent upon a Change in Control of the Company, as defined under the 2009 Stock Incentive Plan. The options will otherwise be subject to the terms of the 2009 Stock Incentive Plan.

Under the ASX Listing Rule 10.14, the prior approval of stockholders is required for the issue of the options to Ms. Wold under the 2009 Stock Incentive Plan as a director of the Company. In addition to the information for stockholders set out above, for the purposes of the ASX Listing Rule 10.15 the following information is provided in relation to the proposed issue of options to Ms. Wold under the 2009 Stock Incentive Plan:

•	There will be no issue price for the options.

•	The number of options to be issued to Ms. Wold is 100,000.

•	The options will have an exercise price of $6.83 (based on the closing price of the Company’s shares on May 11, 2010).

•	All executive and non-executive directors of the Company are eligible to participate in the 2009 Stock Incentive Plan.

•	The Company will issue the options to Ms. Wold as soon as practicable after the date of the annual meeting but in any event not later than 12 months from the date of the annual meeting.

•	Other than Alan Shortall who received 1,116,000 shares of restricted stock and 834,000 options, no other directors of the Company or any of their associates have received any securities under the 2009 Stock Incentive Plan since last approval.

•	No loan will be made by the Company to Ms. Wold in connection with the grant of options.

Voting exclusion statement:

The Company will disregard any votes cast on Proposal No. 3 by a director of the Company and any associate of a director of the Company. However, the Company need not disregard a vote if it is cast by a person as a proxy for a person who is entitled to vote, in accordance with the direction on the proxy form, or it is cast by the person chairing the meeting as a proxy for a person who is entitled to vote, in accordance with a direction on the proxy form to vote as the proxy decides.

Vote Required and Board of Directors Recommendation

Approval of this proposal requires the affirmative vote of the holders of a majority of our shares of common stock present in person or represented by proxy and entitled to vote.

THE BOARD OF DIRECTORS (EXCLUDING MARY KATHERINE WOLD DUE TO HER PERSONAL INTEREST IN THE PROPOSAL) UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF PROPOSAL NO. 3

PROPOSAL NO. 4 — APPROVAL OF THE GRANT OF OPTIONS TO MARC S. FIRESTONE

Our CHESS Depositary Interests, or CDIs, each representing one-sixth of a share of our common stock, are listed on the Australian Securities Exchange, or ASX.

ASX Listing Rule 10.14 provides that a company must not permit a director to acquire securities under an employee incentive scheme without the prior approval of stockholders. Accordingly, stockholder approval is now being sought for the purposes of ASX Listing Rule 10.14 and for all other purposes for the grant of options to Marc S. Firestone, a director of the Company, to purchase 100,000 shares of common stock, on the terms set out in this proxy statement.

On July 27, 2010, as part of the director compensation package, the board of directors approved, subject to approval by the stockholders of Unilife as required by the ASX listing rules, a grant of options to Marc S. Firestone to purchase 100,000 shares of common stock of Unilife under the Unilife Corporation 2009 Stock Incentive Plan. The 100,000 shares of common stock underlying the options have a market value of $619,000 based on the closing price of $6.19 on July 27, 2010, being the date on which the board of directors approved the grant. The options, if approved by the stockholders, will be exercisable at $6.19 per share (the closing price of the common stock of Unilife on the date on which the board of directors approved the grant) for a period of five years from the date of grant, and will vest as follows: 16,667 options vest immediately upon issue which will occur within three business days of the Corporation obtaining stockholder approval of the issue, 25,000 options vest on the 12 month anniversary from the date of grant, 25,000 options vest on the 24 month anniversary from the date of grant and 33,333 options vest on the 36 month anniversary from the date of grant. Subject to stockholder approval for the grant of the options, unvested options will become vested in full upon Mr. Firestone’s death or termination of his service due to total disability, or immediately before, and contingent upon a Change in Control of the Company, as defined under the 2009 Stock Incentive Plan. The options will otherwise be subject to the terms of the 2009 Stock Incentive Plan.

Under the ASX Listing Rule 10.14, the prior approval of stockholders is required for the issue of the options to Mr. Firestone under the 2009 Stock Incentive Plan as a director of the Company. In addition to the information for stockholders set out above, for the purposes of the ASX Listing Rule 10.15 the following information is provided in relation to the proposed issue of options to Mr. Firestone under the 2009 Stock Incentive Plan:

•	There will be no issue price for the options.

•	The number of options to be issued to Mr. Firestone is 100,000.

•	The options will have an exercise price of $6.19 (based on the closing price of the Company’s shares on July 27, 2010).

•	All executive and non-executive directors of the Company are eligible to participate in the 2009 Stock Incentive Plan.

•	The Company will issue the options to Mr. Firestone as soon as practicable after the date of the annual meeting but in any event not later than 12 months from the date of the annual meeting.

•	Other than Alan Shortall who received 1,116,000 shares of restricted stock and 834,000 options, no other directors of the Company or any of their associates have received any securities under the 2009 Stock Incentive Plan since last approval.

•	No loan will be made by the Company to Mr. Firestone in connection with the grant of options.

Voting exclusion statement:

The Company will disregard any votes cast on Proposal No. 4 by a director of the Company and any associate of a director of the Company. However, the Company need not disregard a vote if it is cast by a person as a proxy for a person who is entitled to vote, in accordance with the direction on the proxy form, or it is cast by the person chairing the meeting as a proxy for a person who is entitled to vote, in accordance with a direction on the proxy form to vote as the proxy decides.

Vote Required and Board of Directors Recommendation

Approval of this proposal requires the affirmative vote of the holders of a majority of our shares of common stock present in person or represented by proxy and entitled to vote.

THE BOARD OF DIRECTORS (EXCLUDING MARC S. FIRESTONE DUE TO HIS PERSONAL
INTEREST IN THE PROPOSAL) UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF PROPOSAL NO. 4

EXECUTIVE COMPENSATION

RISK MANAGEMENT AND INCENTIVE COMPENSATION

Senior management has reviewed the Company’s compensation systems and has determined that it is not reasonably likely that our compensation plans would have a material adverse effect on the Company for the following reasons:

•	Any financial performance objectives of our annual cash incentive and equity grant programs are objectives that are reviewed and approved by our board of directors.

•	The performance measures for our annual cash incentive program for our named executive officers are based on the same set of Company goals as for other employees.

•	Our annual cash incentive program is designed to reward bonus-eligible employees for committing to and delivering goals that are aligned with our strategic plan, with objectives linked to the strategic plan or performance of our Company.

•	The goals are reviewed by senior management and our board of directors to ensure that they are focused on business activity that advances the stockholders’ interests and do not encourage excessive or potentially damaging risk-taking.

•	The amount of annual cash incentive compensation is not set at such an aggressive level that it would induce bonus-eligible employees to take inappropriate risks that could threaten our financial and operating stability.

•	Because the performance measures for our annual cash incentive program are based on strategic objectives of our business plan, none of the goals approved under our annual cash incentive compensation program would encourage manipulation of reported earnings to enhance the compensation of any employee.

•	Our compensation programs are balanced to avoid too much focus on equity or annual cash incentive compensation, do not contain highly leveraged payout curves or uncapped payouts, do not set unreasonable thresholds and do not encourage short-term business decisions to meet payout thresholds.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes our compensation philosophy and practices for our Chief Executive Officer and the other officers included in the Summary Compensation Table. We refer to these executives as “named executive officers”.

Our named executive officers are:

•	Alan Shortall, who is our Chief Executive Officer;

•	R. Richard Wieland II, who became our Executive Vice President and Chief Financial Officer in June 2010;

•	Daniel Calvert, who resigned as our Chief Financial Officer in June 2010;

•	Eugene Shortall, who is our Senior Vice President, Business Development;

•	Bernhard Opitz, who is our Senior Vice President, Operations; and

•	Mark V. Iampietro, who is our Vice President, Quality Systems and Regulatory Affairs.

Executive Summary

During fiscal 2010, we attained several strategic milestones despite the difficult worldwide economic environment that has continued since the downturn in 2008. Our recent business developments include the following:

•	Pennsylvania Economic Development Assistance: In October 2009, we accepted a $5.2 million offer of assistance from the Commonwealth of Pennsylvania. The offer includes $2.2 million in a low interest loan for the development of our new global headquarters and manufacturing facility. The offer also includes a $2.0 million grant for debt service, a $0.5 million opportunity grant as well as $0.5 million in tax credits.

•	Development of New Global Headquarters and Manufacturing Facility: In November 2009, we acquired 38 acres of land in York County, Pennsylvania for the development of our new 165,000 square foot office, manufacturing, warehousing and distribution facility. We began construction in November 2009 and made substantial progress towards its completion.

•	Redomiciliation and Nasdaq listing: In the third quarter of fiscal 2010, we completed a redomiciliation from Australia to the State of Delaware and successfully listed our common stock on the Nasdaq Global Market.

•	Agreement with sanofi-aventis on exclusivity list: On February 25, 2010, we executed a letter agreement with sanofi-aventis, pursuant to which the parties agreed on a list of therapeutic drug classes within which sanofi-aventis has the exclusive right to purchase the Unifill syringe. Sanofi-aventis has secured exclusivity for the Unifill syringe within the full therapeutic classes of antithrombotic agents and vaccines until June 30, 2014 and has also secured exclusivity in an additional four smaller subgroups that fall within other therapeutic classes that we believe represent new market opportunities in the pharmaceutical use of prefilled syringes.

•	Agreement with Stason Pharmaceuticals: In March 2010, we signed an exclusive five year agreement with Stason Pharmaceuticals; a U.S. based pharmaceutical company to market our Unitract 1mL syringe in Japan, China and Taiwan. Under the agreement, Stason Pharmaceuticals is required to purchase a minimum of 1.0 million units of the Unitract 1 mL syringe per year during the term of the contract.

•	FDA Clearance: During April 2010, we received 510(k) market clearance from the Food and Drug Administration for our Unitract 1 mL Insulin Syringe, which is assembled at our Lewisberry, Pennsylvania manufacturing facility.

Our fiscal 2010 compensation policies and practices were instituted in a manner that was mindful of the continued economic downturn and our need to conserve cash while continuing to strive to achieve the strategic goals of our business plan. Base salaries of our named executive officers remained fixed at their fiscal 2009 levels. In hiring a new Chief Financial Officer, his level of compensation was determined after considering internal pay equities relative to the other named executive officers of Unilife, market rates of compensation reflected by our peer group companies identified below, and the candidate’s prior relevant experience and compensation level.

In light of the achievement of the strategic milestones set forth above, as well as achievement of pre-established key performance indicators, or KPIs, for each executive, all of the named executive officers received payout, at target level, of their cash incentive award for the six-month period ending December 31, 2009. Commencing with calendar year 2010, the annual cash incentive award program will change from semi-annual payouts to annual payouts. Consequently, annual cash incentive awards to our named executive officers for the 2010 calendar year performance period will be evaluated and paid in the first quarter of calendar year 2011.

During fiscal 2010, we made long-term incentive equity grants to three of our named executive officers, Messrs. Wieland, E. Shortall, and Iampietro, to fulfill commitments set forth in their employment agreements and to adjust equity award holdings for internal pay equity among the named executive officers. In addition, we approved a new long-term incentive compensation package for our Chief Executive Officer comprised of a performance-based restricted stock award that vests upon achievement of specified strategic milestones and a stock option award that vests upon the market price of our common stock sustaining specified target levels, set approximately 42%, 83% and 268% higher than our $6.64 market price on the date of grant for 20 out of 30 consecutive trading days which was approved by stockholders at the Extraordinary General Meeting of the Company on January 8, 2010. More information about the long-term incentive compensation package approved for our Chief Executive Officer is set forth below under “Long-Term Incentive Compensation.”

Compensation Philosophy and Objectives

The compensation committee of our board of directors is responsible for reviewing and approving the compensation payable to the Company’s named executive officers. The compensation committee follows an executive compensation philosophy that includes the following considerations:

•	a “pay-for-performance” orientation that delivers pay based on Company and individual performance;

•	long-term incentives, including stock-based awards, to more closely align the interests of named executive officers with the long-term interests of stockholders; and

•	individual wealth accumulation through long-term incentives, rather than through pensions.

The primary objectives of our executive compensation program are to deliver a competitive package to attract, motivate and retain key executives and to align their compensation with our overall business goals, core values and stockholder interests. We aim to provide total compensation that is appropriate for an organization of our size and stage of development and that will support continued recruitment of top talent and retention of the executive team we have built. We link a substantial portion of compensation to the Company’s achievement of strategic objectives and the individual’s contribution to the attainment of those objectives. In addition, we encourage ownership of our common stock among our executive team through our long-term incentive plan to align executive compensation with the long-term interests of our stockholders.

We expect that our primary compensation objectives will reinforce consistent attainment of Unilife’s key strategic goals and motivate and retain the executive talent we have hired.

Setting Executive Compensation

In fiscal 2010, our board of directors engaged Strategic Apex Group LLC, or Strategic Apex, an independent third party consulting firm, to assist the compensation committee by providing competitive compensation data and general advice on our compensation programs and policies for named executive officers. Strategic Apex assists the compensation committee in developing performance metrics and long-term incentives for the named executive officers to ensure that key strategic goals are met and that the interests of key decision makers and stockholders are aligned.

During fiscal 2010, Strategic Apex performed a market analysis on the compensation paid by a comparison group of forty-four medical device companies, with median revenues and market capitalization of approximately $100 million and $250 million, respectively. Companies were selected for inclusion in the comparison group based on several factors, including: annual revenues, market capitalization, number of employees, stage of development, and similar business model and products. The peer group companies appear in the table below under “Benchmarking.”

Base salaries, target levels of annual cash incentive awards and initial long-term equity incentive awards for our named executive officers other than Mr. Wieland, our new Chief Financial Officer, were fixed during the negotiation of their respective employment agreements prior to Strategic Apex having been engaged and prior to our redomiciliation to the United States. Based on the market analysis performed by Strategic Apex, Strategic Apex confirmed that the total cash compensation (base salary plus annual cash incentive award) of our Chief Executive Officer and Chief Financial Officer is in the 50th percentile range of the total cash compensation of similarly situated executives within the comparison group. Our compensation committee believes that this level of total cash compensation is appropriate for our named executive officers at this stage of the Company’s development. In future hiring of executives, when establishing the candidate’s pay package, we will consider recommendations from Strategic Apex, internal pay equity amongst the named executive officers at Unilife relative to the roles and responsibilities of the named executive officers, and the level of total cash compensation for the candidate relative to that of the Chief Executive Officer and Chief Financial Officer.

During the process of hiring our new Chief Financial Officer, our Chief Executive Officer negotiated on an arm’s length basis with Mr. Wieland with respect to the terms of his compensation package. Our Chief Executive Officer considered Mr. Wieland’s prior relevant experience and compensation levels, as well as his prospective roles and responsibilities with our Company. Our Chief Executive Officer consulted with Strategic Apex who made recommendations (based on peer group companies as well as compensation surveys) on what would constitute an appropriate compensation package. Our Chief Executive Officer presented the proposed compensation package to the compensation committee of our board of directors which agreed to the terms.

We implement our annual cash incentive program using calendar year performance periods. There is not a formal written plan for this program, but instead minimum cash incentive opportunities are specified in the employment agreement of each named executive officer. Our Chief Executive Officer, in consultation with our compensation committee and Strategic Apex, establishes and communicates to the named executive officers in the first quarter of the performance year key performance indicators, or KPIs, against which each named executive officer’s performance will be measured for that year. As more fully described below under “Annual Cash Incentive Compensation and Bonuses”, the KPIs established for the 2010 calendar year performance period represent key strategic objectives relating to the industrialization of the Unifill ready-to-fill syringe, the commercial production and sale of our Unitract 1 mL syringe, the further development of our management team and additional products, and building stockholder value. Our Chief Executive Officer provides the compensation committee with a detailed review of the performance of the other named executive officers and makes recommendations to the compensation committee as to the level of cash incentive to be paid based on that performance. In accordance with our compensation committee’s charter, our compensation committee evaluates the performance of each named executive officer in light of his KPIs and determines the amount of any annual incentive compensation earned by the named executive officer based on such evaluation.

Benchmarking

The compensation committee uses independent verifiable data and information as well as the business judgment of the committee members in making decisions concerning executive compensation. An important element of this process is the evaluation of compensation practices among similarly-situated public companies. For this purpose, Strategic Apex assists the compensation committee in developing an appropriate peer group against which various elements of our executive compensation package are benchmarked. This group is referred to as the “Comparison Group” and, for the market analysis performed by Strategic Apex during fiscal 2010, consisted of the companies identified below. The Comparison Group consists of forty-four medical device companies, with median revenues and market capitalization of approximately $100 million and $250 million, respectively.

ABAXIS Inc
ABIOMED Inc
Accuray Inc
Alphatec Holdings Inc
Analogic Corp
AngioDynamics Inc
Aspect Medical Systems Inc
ATS Medical Inc
Bovie Medical Corp
Cantel Medical Corp.
Cardo Medical Inc
Conceptus Inc
CryoLife Inc.
Cutera Inc

Cyberonics Inc
Cynosure Inc
Delcath Systems Inc
DexCom Inc
Electro-Optical Sciences Inc
Exactech Inc
HeartWare International Inc
I-Flow Corp
Insulet Corp
IRIS International Inc.
Kensey Nash Corp
Mako Surgical Corp
Micrus Endovascular Corp
Natus Medical Inc
NxStage Medical Inc
Orthovita Inc
Palomar Medical Technologies Inc
Solta Medical Inc
Somanetics Corp
SonoSite Inc
Spectranetics Corp(The)
Stereotaxis Inc
SurModics Inc
Symmetry Medical Inc
Synovis Life Technologies Inc
TomoTherapy Inc
Volcano Corp
Wright Medical Group Inc
Young Innovations Inc
Zoll Medical Corp

Companies were selected for inclusion in the Comparison Group based on several factors, including: annual revenues, market capitalization, number of employees, stage of development, and similar business model and products. The committee intends to review and, if appropriate, modify the Comparison Group on an annual basis to best reflect our business as it evolves. In addition to data from the Comparison Group, we also review the 25th, 50th and 75th percentile compensation data from the Radford Executive Survey for life sciences companies.

Elements of Compensation

Compensation for our named executive officers includes the following elements:

•	base salary;

•	annual cash incentives;

•	long-term incentives in the form of stock options and restricted stock awards; and

•	other benefits and perquisites.

There is no pre-established policy for allocation of compensation between cash and non-cash components or between short-term and long-term components. Instead, the compensation committee determines the mix of compensation for each named executive officer based on its review of competitive data, recommendations from Strategic Apex and the compensation committee’s subjective analysis of that individual’s performance and contribution to the Company’s performance.

We believe that long-term performance is the most important measure of our success, as we manage our operations and business affairs for the long-term benefit of our stockholders. Accordingly, not only is our executive compensation program weighted towards variable, at-risk pay components, but we emphasize incentives that are dependent upon long-term corporate performance and achievement of our strategic plan. These long-term incentives are provided in the form of equity awards (stock options and restricted stock), which comprise a significant portion of an executive officer’s total compensation. These incentives are designed to motivate and reward our named executive officers for achieving long-term corporate performance goals and maximizing long-term stockholder value.

Base Salary

It is the compensation committee’s objective to set a competitive rate of annual base salary for each named executive officer. The compensation committee believes competitive base salaries are necessary to attract and retain top quality executives, since it is common practice for public companies to provide their executive officers with a guaranteed annual component of compensation that is not subject to performance risk. Base salary levels are designed to recognize an individual’s ongoing contribution, to be commensurate with an individual’s experience and organization level and to be competitive with market benchmarks. The compensation committee has worked with Strategic Apex to understand such market benchmarks.

Our board of directors negotiated the base salary of our Chief Executive Officer in connection with the employment agreement that we entered into with him in October 2008. Our board of directors set our Chief Executive Officer’s base salary at a level that the board believed was commensurate with our Chief Executive Officer’s skills, knowledge and duties. Based on the Comparison Group, our Chief Executive Officer’s base salary is between the 50th and 75th percentile of base salaries provided to similarly situated executives. The initial base salary of each named executive officer (other than our Chief Executive Officer) was negotiated by our Chief Executive Officer with such executive during the hiring process.

Base salaries for our named executive officers have remained constant at fiscal 2009 levels. Our compensation committee will determine whether and when to adjust the base salaries of the named executive officers in the future. Our compensation committee will consider each named executive officer’s performance and level of responsibility and market data for similar positions.

Annual Cash Incentive Compensation and Bonuses

We implement our annual cash incentive program using calendar year performance periods. There is not a formal written plan for this program, but instead minimum cash incentive opportunities are specified in the employment agreement of each named executive officer. Our Chief Executive Officer, in consultation with our compensation committee and Strategic Apex, establishes and communicates to the named executive officers in the first quarter of the performance year key performance indicators, or KPIs, against which each named executive’s performance will be measured for that year. Our Chief Executive Officer provides the compensation committee with a detailed review of the performance of the other named executive officers and makes recommendations to the compensation committee as to the level of cash incentive to be paid based on that performance. In accordance with our compensation committee’s charter, our compensation committee evaluates the performance of each named executive officer in light of his KPIs and determines the amount of any annual incentive compensation earned by the named executive officer based on such evaluation.

Historically, the annual cash incentives were paid semi-annually based on evaluation of achievements as of the end of each June and December. Consequently, a portion of the annual incentives earned for the last six months of the 2009 calendar year performance period were earned and paid during fiscal 2010 and these amounts are reflected in the Summary Compensation Table. Beginning with the 2010 calendar year performance period, the annual cash incentives will be evaluated solely as of the end of December, and payouts earned will be paid within the first calendar quarter of the following calendar year.

Our compensation committee may also determine to provide discretionary bonuses in addition to the minimum cash incentive opportunity to reward the executive for contributions and achievements other than the executive’s pre-established KPIs. No such discretionary bonuses were awarded to our named executive officers during fiscal 2010.

Our Chief Executive Officer’s annual cash incentive award is discretionary in amount up to $200,000, as provided in his employment agreement. The amount of this discretionary award to be paid is determined by our compensation committee based on satisfaction of key performance indicators, or KPIs. Our compensation committee sets the KPIs of our Chief Executive Officer, reviews his performance and determines the amount of any annual incentive compensation earned by him.

Each of Messrs. Calvert, Eugene Shortall, Iampietro and Opitz was entitled to receive a cash incentive award, for calendar years 2009 and 2010 (or, in the case of Mr. Calvert, for the portion of calendar year 2010 during which he was employed with us), at the target level specified in his employment agreement, if his performance satisfies pre-established KPIs identified by our Chief Executive Officer and approved by our compensation committee. More information regarding the target cash incentive opportunity for each of these named executive officers is provided in the footnotes to the Grants of Plan-Based Awards Table. The KPIs are tailored to the named executive officer’s individual area of responsibility and key strategic goals. Our Chief Executive Officer presented the calendar year 2009 and 2010 KPIs to our board of directors, and the board approved them as part of Unilife’s strategic plan. In the case of fiscal 2010, the KPIs were established and communicated during the first quarter of the applicable performance period.

In respect of calendar year 2010, the following is a summary description of the KPIs for each named executive officer:

•	Alan Shortall — strengthening the board of directors; hiring a new Chief Financial Officer and a General Counsel, Corporate Secretary and Chief Compliance Officer; production of the Unitract 1mL syringe in our FDA-registered facility in Lewisberry, PA; continued progress on the industrialization of the Unifill ready-to-fill syringe; and the construction and financing of a new, custom-built manufacturing and headquarters facility near York, PA.

•	R. Richard Wieland II — financing of the new facility; successful year-end audit process; implementation of a Sarbanes-Oxley compliance program and the assessment and reorganization of the finance and accounting function.

•	Daniel Calvert — management of our financial affairs and the development of business plan models and corporate strategy; and transition of the finance and administration function to our new Chief Financial Officer.

•	Eugene Shortall — management of the Unifill ready-to-fill syringe project and completion of key project milestones; and oversight of the construction of the new manufacturing facility to ensure on-time and on-budget completion of the project.

•	Bernhard Opitz — expansion of our operational, engineering and production personnel and oversight of the construction of the new manufacturing facility to ensure that all operational requirements are met.

•	Mark V. Iampietro — management of our quality systems and regulatory affairs, including issuance of new 510(k) and CE mark approvals; and oversight of the construction of the new facility to ensure that all quality and regulatory requirements are met.

Our compensation committee, upon recommendation of our Chief Executive Officer, determines whether each of the named executive officers satisfied their KPIs. Our Compensation Committee determines whether the Chief Executive Officer satisfied his KPIs. The compensation committee determined that each of the named executive officers (except Daniel Calvert) satisfied all of their KPIs for the 2009 calendar year performance period. Consequently, during fiscal 2010, all of the named executive officers (except Daniel Calvert) received payout, at target level, of their cash incentive award for the six-month period ending December 31, 2009.

Long-Term Incentive Compensation

As described above, stock-based incentives are a key component of our executive compensation program. Employee ownership is a core value of our operating culture, and management and the compensation committee believe that stock ownership encourages our executives to create value for our Company over the long term and promotes retention and affiliation with the Company by allowing our executives to share in our long-term success while aligning executive interests with those of our stockholders. Our long-term incentive compensation has been in the form of grants of stock options and stock awards under our Employee Share Option Plan, or ESOP, and our 2009 Stock Incentive Plan, or SIP.

We view stock options as an important element of performance-based compensation because a stock option provides no realizable value to a recipient until the vesting requirements have been met and will increase in value only as the trading price of our shares increases following the grant of the stock options. With the exception of the stock options granted to our Chief Executive Officer and Chief Financial Officer during fiscal 2010, stock options held by our named executive officers expire on June 30, 2012 and vest over a two year period, contingent upon continued employment with us. Vesting also accelerates if there is a change of control of Unilife (as defined in the applicable stock option agreement) or if the named executive officer’s employment terminates due to total disability or death.

Vesting of the stock options granted to our Chief Executive Officer during fiscal 2010 is contingent upon the attainment of specified market prices for our common stock over a sustained period of time, as more fully described below. Vesting of the stock option granted to our Chief Financial Officer during fiscal 2010 will occur in four equal installments, if and when our market capitalization is sustained for at least 20 consecutive trading days on the Nasdaq Stock Market at the following levels: $500 million, $750 million, $1,250 million and $1,500 million. Our stock options are granted at an exercise price equal to the closing price of our common stock on the date of grant. Accordingly, the actual value a named executive officer will realize is tied to future stock appreciation and is therefore aligned with corporate performance and stockholder returns.

Restricted stock grants incent named executive officers to achieve Unilife’s strategic goals and drive stockholder value by aligning the named executive officers’ compensation with stockholder interests. Vesting periods are intended to enhance retention of the named executive officer and incentivize a long-term focus by the named executive officer on overall Company performance. With the exception of the restricted stock award granted to our Chief Executive Officer during fiscal 2010, described below, the restricted stock awards held by our named executive officers vest over a three year period, 25% in each of the first and second year after the date of grant and 50% in the third year after the date of grant, contingent upon continued employment with us. Vesting also accelerates if there is a change of control of Unilife (as defined in the applicable stock option agreement) or if the named executive officer’s employment terminates due to total disability or death.

Long-term incentive target compensation of each named executive officer is set by our compensation committee based on the named executive officer’s level of responsibility, peer group data for similar positions and the named executive officer’s previous long-term incentive compensation. The total long-term incentive target multiplier of base salary for each of our named executive officers is targeted at the 50th percentile of the Comparison Group that we identified with the assistance of Strategic Apex, aligning with our philosophy of driving wealth accumulation through long-term incentives, and consistent with a business emphasizing high growth and innovation.

In fiscal 2010, we granted stock options and restricted stock to our named executive officers as reflected in the Grants of Plan-Based Awards Table. These stock option grants were made in fulfillment of the terms of each named executive officer’s respective employment agreement and in the case of Mr. Iampietro, to address differences in long-term equity when compared to other named executive officers of Unilife. The amount of each stock option grant for the named executive officers specified in their employment agreements was determined by our Chief Executive Officer in his best judgment during arms’ length negotiation of the employment offer and was approved by our board of directors.

Chief Executive Officer Incentive Compensation Package for Fiscal 2010.  During fiscal 2010, the compensation committee, together with Strategic Apex, performed a comprehensive review of our Chief

Executive Officer’s compensation relative to the compensation provided to chief executive officers at the Comparison Group companies. With respect to our Chief Executive Officer’s stock-based compensation, it was noted that the chief executive officers of the Comparison Group companies owned varying amounts of shares in their respective companies. Our board of directors believes that new incentives should primarily take the form of stock-based awards rather than cash because (1) Unilife is in a high growth stage (compared to more mature companies in its Comparison Group) where generating and preserving cash is of utmost importance, and (2) our board of directors believes that any incentives should be geared to total stockholder return (i.e., based on stock price performance) rather than on other metrics that are not as directly tied to stockholder interests.

In determining the size of the equity award to be made for our Chief Executive Officer, the compensation committee considered his total compensation rather than simply looking at each separate element of pay. In comparison with its Comparison Group in 2009, the Company has performed at a level better than a majority of its competitors under the Chief Executive Officer’s leadership. One imperative of our board of directors is that the Chief Executive Officer’s compensation package should serve as both a motivation and a reward for performance rather than as a guaranteed amount. Prior to his most recent award, our Chief Executive Officer had already earned his previous incentive awards, with the final installment of his outstanding stock option due to vest on May 28, 2011 based solely on his continued employment through that date since the market price performance hurdle for that installment had already been met. Consequently, he had no incentive compensation tied to future performance. It was important to establish an incentive program in light of the new business targets and challenges facing the Company. Because the Company is still in a high-growth stage as well as based on its previous performance, it was decided to set a target of total Chief Executive Officer compensation between the 75th and 85th percentile among peer group company chief executive officers.

Unilife’s equity compensation program is intended to be a long-term program rather than an annual bonus arrangement, so it was decided by our compensation committee and the board of directors to make a one-time grant of equity to our Chief Executive Officer to be earned over a multi-year performance period rather than making smaller annual grants over that performance period. At a five-year performance period, this decision set total long-term equity incentives for our Chief Executive Officer at a target of approximately $9.5 million. Recent volatility in the stock price suggested that the grant of a single share of Unilife common stock had a value similar to a grant of two options having an exercise price equal to the closing price on the date of grant, based on recent market prices. The new long-term incentive compensation package for our Chief Executive Officer is comprised of a performance-based restricted stock award that vests upon achievement of specified strategic milestones and a market-based stock option award that vests upon the market price of our common stock sustaining specified target levels, as described below. The new long-term incentive compensation package for our Chief Executive Officer required approval by Unilife’s stockholders under applicable listing rules of the Australian Securities Exchange. This approval was obtained at a stockholders meeting held on January 8, 2010.

On February 3, 2010, we granted to our Chief Executive Officer an award of 1,166,000 restricted shares of common stock. One-fifth of these shares will become vested upon each achievement of one of the following five performance milestones provided that the achievement occurs on or before the fifth anniversary of the date of grant and either his service with the Company is continuous from the date of grant through the applicable date upon which such achievement occurs or his service with the Company was terminated by the Company without cause (as defined in his employment agreement) prior to the achievement of the performance milestone:

•	Signing supply agreements with sanofi-aventis for 100 million or more Unifill Ready to Fill Syringes;

•	First new agreement for Unifill Ready to Fill Syringe with pharmaceutical company other than sanofi-aventis or its affiliates;

•	Agreement with any pharmaceutical company, including sanofi-aventis, for a new product (other than the Unifill Ready to Fill Syringe);

•	Expand business capability by installing the first Unifill Ready to Fill Syringe production line in a clean room in Unilife’s new Pennsylvania facility, including the successful operation qualification (OQ) of the line;

•	First shipment of production quality (PQ), sterile Unifill Ready to Fill Syringes to sanofi-aventis from commercial production line.

All of the restricted shares, to the extent not earlier forfeited, will become vested upon the occurrence of a change in control of Unilife (as defined under the applicable award agreement). Vesting also accelerates if our Chief Executive Officer dies or his employment terminates due to total disability. Any restricted shares that have not become vested by February 3, 2015, will be forfeited on that date.

On February 3, 2010, we granted to our Chief Executive Officer an award of 834,000 stock options for the purchase of our common stock. These stock options will vest and become exercisable as reflected in the table below upon achievement of specified market price performance milestones, provided that the achievement occurs on or before the fifth anniversary of the date of grant and either his service with the Company is continuous from the date of grant through the applicable date upon which such achievement occurs or his service with the Company was terminated by the Company without Cause (as defined in his employment agreement) prior to the achievement of the performance milestone:

	Number of
	Options	Percent-
	Eligible to	age of
Performance Milestones	Vest	Options

Fair Market Value of one Share of Unilife Corporation common stock, on the Nasdaq Stock Market or other US established securities exchange or market on which the stock may be trading at the time, is $9.45 or more for a minimum of 20 out of any 30 consecutive trading days	250,000 Options	30%
Fair Market Value of one Share of Unilife Corporation common stock, on the Nasdaq Stock Market or other US established securities exchange or market on which the stock may be trading at the time, is $12.15 or more for a minimum of 20 out of any 30 consecutive trading days	250,000 Options	30%
Fair Market Value of one Share of Unilife Corporation common stock, on the Nasdaq Stock Market or other US established securities exchange or market on which the stock may be trading at the time, is $17.82 or more for a minimum of 20 out of any 30 consecutive trading days	334,000 Options	40%

Total	834,000 Options	100%

If we achieve the performance milestones set forth above, they would yield an approximate annualized five year rate of return of 7.3% (if the stock price reaches $9.45), 12.8% (if the stock price reaches $12.15), and 21.8% (if the stock price reaches $17.82). If these performance milestones are reached before five years from the grant date, the effective rates of return may be significantly higher. All of these stock options, to the extent not earlier forfeited, will become vested upon the occurrence of a change in control of Unilife (as defined under the applicable award agreement). Vesting also accelerates if our Chief Executive Officer dies or his employment terminates due to total disability.

Savings Plans

We do not provide for wealth accumulation for retirement through defined benefit pension plans; however, our U.S. subsidiary, Unilife Medical Solutions, Inc., has a 401(k) plan, which permits named executive officers and other employees to accumulate wealth on a tax-deferred basis. We do not anticipate providing for wealth accumulation for retirement through defined benefit pensions or supplemental executive retirement plans. In addition, while our U.S. subsidiary does not currently make matching or fixed contributions to the balances of employees, including the named executive officers, under the 401(k) plan, we do expect to adopt a company match in future years.

Other Benefits and Perquisites

The named executive officers are eligible to participate in employee benefit programs generally offered to our other employees. In addition, we provide certain other perquisites to the named executive officers that are not generally available to other employees. Our compensation committee reviews these benefits and perquisites. We also provide temporary housing and other relocation assistance when a named executive officer is hired or relocated for business reasons. We anticipate continuing to offer newly hired or relocated employees relocation benefits which are competitive and appropriate for their level of responsibility. For more detailed information regarding benefits and perquisites provided to the named executive officers, see — “Compensation of Named Executive Officers.”

Employment Agreements

Each of our named executive officers is employed with us under the terms of an employment agreement for a term of years. With the exceptions of the employment agreements with our Chief Executive Officer, our Chief Financial Officer and our former Chief Financial Officer, who resigned on June 10, 2010, the employment term under the applicable agreement is three years with annual one-year renewal periods after the initial term. Our Chief Executive Officer’s employment term under his employment agreement expires on July 1, 2011. The employment agreements establish the named executive officer’s initial base salary, which is subject to review and adjustment annually, and his annual cash incentive award opportunity. All cash incentive award payments are discretionary and subject to achievement of key performance indicators. The employment agreements with Messrs. Wieland, Opitz and Iampietro provide for reimbursement of relocation and temporary living expenses. The employment agreements for each of our named executive officers also contain restrictive covenants under which the executive must refrain from disclosing our confidential information, and must refrain from becoming involved in any business which is a competitor of the Company or attempting to entice away any employee, customer or supplier of the Company for a specified period of time after his employment with us terminates. The employment agreements provide for certain payments and benefits upon the named executive officer’s termination of employment with us under certain circumstances. Further information regarding those payments and benefits and the circumstances under which they are payable is described under — “Potential Payments Upon Termination or Changes in Control”.

Severance

We must comply with Australian legal requirements regarding obtaining stockholder approval of certain severance payments. Severance provisions are set forth in the employment agreements with our named executive officers. Further information regarding the severance benefits of our named executive officers is described under — “Potential Payments Upon Termination or Changes in Control”.

Our compensation committee considers and develops policies, guidelines or programs with respect to severance benefits. We will continue the severance obligations under existing employment agreements. We believe that severance benefits allow us to attract and retain talented executives, and to entice other potential employees to accept positions with us and to relocate to our central Pennsylvania headquarters. In establishing these arrangements, we consider that we do not provide defined benefit pension or supplemental executive retirement plan benefits. The employment agreements currently in place with the named executive officers have a “double-trigger” feature, mandating cash severance payments on a change in control of the Company only if employment terminates in connection with or following the change in control.

Policies, Guidelines and Practices Related to Executive Compensation

The Compensation Committee

Our compensation committee makes executive compensation determinations for the named executive officers, and our senior management provides recommendations and support to our compensation committee.

In addition, the board of directors retains Strategic Apex to provide expert executive compensation advice and guidance to the compensation committee. The compensation committee operates in accordance with a written charter and is composed of at least three independent directors who report their findings and recommendations to our board of directors. Our compensation committee’s responsibilities include the following actions:

•	develop and implement an executive compensation policy to support overall business strategies and objectives, attract and retain key executives, link compensation with business objectives and organizational performance, and provide competitive compensation;

•	approve compensation for the Chief Executive Officer, including relevant performance goals and objectives, review and approve compensation for other named executive officers, and oversee their evaluations;

•	make recommendations to our board of directors with respect to the adoption of equity-based compensation plans and incentive compensation plans;

•	review the outside directors’ compensation program for competitiveness and plan design, and recommend changes to our board of directors, as appropriate;

•	oversee the management succession process for our Chief Executive Officer and selected senior executives;

•	oversee general compensation plans and initiatives; and

•	consult with senior management on major policies affecting employee relations and benefits.

Guidelines for Share Ownership and Holding Periods for Equity Awards

Our Chief Executive Officer is also currently our largest stockholder. Even though we have not had formal stock ownership requirements for our named executive officers, our Chief Executive Officer’s ownership position assists in ensuring that management decisions are aligned with stockholder interests. On November 28, 2008, pursuant to the terms of his employment agreement, our Chief Executive Officer was granted a stockholder-approved stock award for 1,666,667 fully vested shares. His employment agreement provides that he may not dispose of any of the shares received under that award until at least 12 months after the award was granted, and that he may dispose of no more than 50 percent of those shares until at least 24 months after the award was granted. If, before these holding periods expire, our Chief Executive Officer retires, dies or becomes totally and permanently disabled or there is a change of control of Unilife, the holding periods will terminate. Similarly, for the stock option and restricted stock awards that our Chief Executive Officer received in fiscal 2010, he may not dispose of the shares received under those awards before the first anniversary on which the awards became vested with respect to such shares.

Our compensation committee anticipates adopting stock ownership guidelines to require our named executive officers and directors to accumulate and hold a minimum number of shares of our common stock in order to ensure that their interests are aligned with stockholder interests. Decisions about the number of shares and time to accumulate will be made after consideration of best practices in the United States and the advice of our compensation consultant.

Potential Impact on Compensation from Executive Misconduct

Under our incentive plans, our board of directors has the authority to revoke equity grants of employees who commit misconduct. These provisions are designed to deter and prevent detrimental behavior and permit us to prevent such employees from exercising stock options or retaining restricted stock, which would lapse if that employee has engaged in certain misconduct.

Our compensation committee will evaluate various “claw-back” alternatives and consider the advisability of adopting such policies as will protect our investors from financial misconduct and satisfy the requirements of the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act.

Tax Matters

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, places a limit of $1,000,000 on the amount of compensation that certain publicly held corporations may deduct for U.S. federal tax purposes in any one year with respect to certain named executive officers.

To the extent that Section 162(m) of the Code applies to Unilife’s compensation program for its named executive officers, our compensation committee follows a general practice of considering the adverse effect of Section 162(m) of the Code on the deductibility of compensation when designing annual and long-term compensation programs and approving payouts under these programs. While the tax treatment of compensation is important, the primary factor influencing program design is the support of business objectives. Consequently, our compensation committee reserves the right to design and administer compensation programs in a manner that does not satisfy the requirements of Section 162(m) of the Code and to approve the payment of nondeductible compensation, if the compensation committee believes doing so is in Unilife’s best interest.

Accounting Matters

We record compensation expenses from our stock-based incentive compensation awards in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. The Company estimates the fair value of stock options using the Black-Scholes option-pricing model, with the exception of market-based grants, which are valued based on Barrier and Monte Carlo pricing models. The fair value of restricted stock is measured on the date of grant using the closing price of the Company’s common stock on that date.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis appearing above with management. Based on such review and discussions, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K and the proxy statement for the Company’s 2010 annual meeting of stockholders.

THE COMPENSATION COMMITTEE
Slavko James Joseph Bosnjak
John Lund
William Galle

Compensation of Named Executive Officers

Summary Compensation Table

The following table provides information regarding total compensation awarded to, earned by, or paid to our named executive officers:

							Non-Equity
							Incentive
				Stock	Option		Plan	All Other
		Salary	Bonus	Awards	Awards		Compensation	Compensation		Total
Name and Position	Year	($)	($)	($)	($)		($)(3)	($)		($)

Alan Shortall(4)	2010	428,019	—	7,742,240	2,652,120		200,000	64,805	(5)	$11,087,184
Chief Executive Officer	2009	321,991	144,540	1,541,025 (1)	1,408,400	(2)	166,908	142,035		3,724,899
R. Richard Wieland II(6)	2010	4,712	—	422,400	570,000		8,167	3,858		1,009,137
Chief Financial Officer
Daniel Calvert(7)	2010	160,612	—	—	—		24,000	80,530	(8)	265,142
Former Chief Financial Officer	2009	86,154	—	—	277,656	(2)	37,333	7,722		408,865
Eugene Shortall(9)	2010	223,437	—	1,214,000	—		112,269	168,435	(10)	1,718,141
Senior Vice President of	2009	185,760	—	—	—		41,941	8,225		235,926
Business Development
Bernhard Opitz(11)	2010	210,000	—	—	—		63,000	185,785	(12)	458,785
Senior Vice President of	2009	121,154	—	—	277,656	(2)	36,750	22,374		457,934
Operations
Mark V. Iampietro(13)	2010	185,000	—	303,500	—		46,250	30,459	(14)	565,209
Vice President of Quality and Regulatory Affairs

(1)	This restricted stock grant was issued with a fair value determined in Australian dollars. Amounts were converted using the exchange rate on the date of grant. The amount referenced is equal to the grant date fair value determined in accordance with FASB ASC Topic 718. See Note 4 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 for information regarding assumptions used in determining grant date fair value.

(2)	These option awards were issued with exercise prices in Australian dollars. Amounts were converted using the exchange rate at June 30, 2009 of A$1.00 = US$0.8048. The amount referenced is equal to the grant date fair value of the stock options determined in accordance with FASB ASC Topic 718 using the Black-Scholes and Barrier option-pricing models. See Note 4 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 for information regarding assumptions used in determining grant date fair value.

(3)	We provide more detailed information about non-equity incentive plan compensation in the footnotes to the Grants of Plan-Based Awards Table below. The amounts in this column reflect the annual cash incentive awards earned for services performed during fiscal year 2010.

(4)	Prior to his relocation from Australia to the United States in February 2009 and until April 2009, Mr. A. Shortall had been receiving his cash compensation in Australian dollars, which, for purposes of the 2009 amounts in this Summary Compensation Table, were converted into U.S. dollars using the average exchange rate during the applicable period.

(5)	Includes payments of $28,189 related to the purchase and maintenance of an automobile. Also includes $33,350 related to travel expenses of family members accompanying Mr. A. Shortall on business trips and $3,266 of other expenses.

(6)	Mr. Wieland has been serving as our Chief Financial Officer since June 8, 2010. The amounts disclosed in the table above reflect amounts earned from June 8, 2010 to June 30, 2010.

(7)	Mr. Calvert served as our Chief Financial Officer from December 2, 2008 to June 8, 2010. The amounts disclosed in the table above reflect amounts earned from December 2, 2008 to June 8, 2010.

(8)	Includes $80,000 related to severance payments.

(9)	Mr. E. Shortall had been receiving his cash compensation primarily in Australian dollars, which, for purposes of the 2009 amounts in this summary compensation table, were converted into U.S. dollars using the average exchange rate during the applicable period.

(10)	Includes $157,359 in connection with relocation and $11,076 in connection with the purchase of an automobile.

(11)	Mr. Opitz has served as our Senior Vice President of Operations since December 2008. The 2009 amounts disclosed in the table above reflect amounts earned from December 2008 to June 2009.

(12)	Represents amounts related to relocation; $40,530 of the amount indicated is a reimbursement for taxes incurred by the named executive officer on the relocation payments.

(13)	Mr. Iampietro has served as our Vice President of Quality and Regulatory Affairs since October 2008. Only 2010 data is provided because Mr. Iampietro was not one of our named executive officers for fiscal 2009.

(14)	Represents amounts related to relocation.

Grants of Plan-Based Awards

The following table provides information regarding all plan-based awards made to our named executive officers during the fiscal year ended June 30, 2010:

Grants of Plan-Based Awards in Fiscal Year 2010*

			Estimated
			Future Payouts		All Option		Grant Date
			Under	All Other	Awards:	Exercise or	Fair Value
			Non-Equity	Stock Awards:	Number of	Base Price of	of Stock and
			Incentive Plan	Number of	Securities	Option	Option
	Award		Awards Target	Shares of	Underlying	Awards	Awards
Name	Type(1)	Grant Date	($)	Stock or Units	Options	($)	($)

Alan Shortall	RS	2/3/10	—	1,166,000	—	—	7,742,240
	OP	2/3/10	—	—	834,000	6.64	2,652,120
	AIC	—	200,000 (2)	—	—	—	—
R. Richard Wieland II	RS	6/8/10	—	80,000	—	—	422,400
	OP	6/8/10			240,000	5.28	570,000
	AIC	—	57,167 (3)	—		—	—
Daniel Calvert	AIC	—	64,000 (4)	—	—	—	—
Eugene Shortall	RS	3/26/10		200,000	—	—	1,214,000
	AIC	—	120,000 (5)	—	—	—	—
Bernhard Opitz	AIC	—	63,000 (6)	—	—	—	—
Mark V. Iampietro	RS	3/26/10	—	50,000	—	—	303,500
	AIC	—	46,250 (7)	—	—	—	—

*	Includes only those columns relating to grants awarded to the named executive officers in fiscal 2010. All other columns have been omitted.

(1)	Award Type:
OP = stock option
RS = restricted stock award
AIC = annual incentive cash award

(2)	Pursuant to Mr. A. Shortall’s employment agreement, he is eligible to receive, subject to satisfaction of specified KPIs, an incentive compensation payment of up to $200,000 per calendar year for his services. The incentive compensation payment for services performed in calendar year 2010 is payable during the first quarter of calendar year 2011.

(3)	Mr. Wieland has served as our Chief Financial Officer since June 8, 2010. Pursuant to Mr. Wieland’s employment agreement, he is eligible to receive, subject to satisfaction of specified KPIs, an incentive compensation payment of up to 40% of his base salary per calendar year for his services. The incentive compensation payment for services performed in calendar year 2010 is payable during the first quarter of calendar year 2011.

(4)	Mr. Calvert served as our Chief Financial Officer through June 8, 2010. Pursuant to Mr. Calvert’s employment agreement, he was eligible to receive, subject to satisfaction of specified KPIs, an incentive compensation payment of up to 40% of his base salary per calendar year for his services. Mr. Calvert will not receive an incentive compensation payment for calendar year 2010 as he is no longer employed by Unilife.

(5)	Pursuant to Mr. E. Shortall’s employment agreement, he is eligible to receive, subject to satisfaction of specified KPIs, an incentive compensation payment of up to 50% of his base salary per calendar year for his services. The incentive compensation payment for services performed in calendar year 2010 is payable during the first quarter of calendar year 2011.

(6)	Pursuant to Mr. Opitz’s employment agreement, he is eligible to receive, subject to satisfaction of specified KPIs, an incentive compensation payment of up to 30% of his base salary per calendar year for his services. The incentive compensation payment for services performed in calendar year 2010 is payable during the first quarter of calendar year 2011.

(7)	Pursuant to Mr. Iampietro’s employment agreement, he is eligible to receive, subject to satisfaction of specified KPIs, an incentive compensation payment of up to 25% of his base salary per calendar year for his services. The incentive compensation payment for services performed in calendar year 2010 is payable during the first quarter of calendar year 2011.

Outstanding Equity Awards Table*

The following table provides information regarding all outstanding equity awards for our named executive officers as of June 30, 2010:

	Option Awards						Stock Awards
	Number of	Number of					Number of		Market Value
	Securities	Securities					Shares or		of Shares or
	Underlying	Underlying					Units of		Units of
	Unexercised	Unexercised		Option		Option	Stock		Stock That
	Options	Options		Exercise		Expiration	That Have		Have Not
Name	(# Exercisable)	(# Unexercisable)		Price ($)		Date	Not Vested		Vested(1)

Alan Shortall	—	834,000	(2)	6.64		02/03/15	—		—
	833,333	416,667	(3)	1.70	(4)	09/30/13	—		—
		—		—			1,166,000	(5)	6,786,120
R. Richard Wieland II	—	240,000	(6)	5.28		06/08/15	—		—
		—		—		—	80,000	(7)	465,600
Daniel Calvert	156,367	83,333	(12)	1.70	(4)	06/30/12	—		—
Eugene Shortall	—	—		—		—	—		—
	—	—		—		—	200,000	(8)	1,164,000
Bernhard Opitz	166,667	83,333	(9)	1.70	(4)	06/30/12	—		—
Mark V. Iampietro	66,667	33,333	(10)	1.70	(4)	06/30/12	—		—
	—	—		—		—	50,000	(11)	291,000

*	Includes only those columns which are applicable.

(1)	The market value of all stock awards is based upon the closing price of our common stock of $5.82 at June 30, 2010.

(2)	The options will vest as follows: 250,000 options will vest upon our share price reaching $9.45 or more for a minimum of 20 out of any 30 consecutive trading days, 250,000 options will vest upon our share price reaching $12.15 or more for a minimum of 20 out of any 30 consecutive trading days and 334,000 options will vest upon our share price reaching $17.82 or more for a minimum of 20 out of any 30 consecutive trading days. The options will also vest upon a change in control of Unilife or upon Mr. A. Shortall’s death or termination of employment due to total disability.

(3)	The options will vest on May 28, 2011.

(4)	Option awards were issued with an exercise price in Australian dollars. Amounts were converted using the exchange rate at June 30, 2010 of A$1.00 = US$0.8567.

(5)	Mr. A. Shortall’s shares of restricted stock are subject to vesting based on the achievement of the following performance milestones: 233,200 restricted shares will vest upon the signing of supply agreements with sanofi-aventis for 100 million or more Unifill syringes. 233,200 restricted shares will vest upon the signing of the first new agreement for the Unifill syringe with a pharmaceutical company other than sanofi-aventis or its affiliates. 233,200 restricted shares will vest upon the signing of an agreement with any pharmaceutical company, including sanofi-aventis, for a new product (other than the Unifill syringe). 233,200 restricted shares will vest upon the installation of the first Unifill syringe production line into a clean room in our new facility, including the successful operational qualification of the line. 233,200 restricted shares will vest upon the first shipment of production quality sterile Unifill syringes to sanofi-aventis from a commercial production line. The shares of restricted stock will also vest upon a change in control of Unilife or upon Mr. A. Shortall’s death or termination of employment due to total disability.

(6)	The options will vest as follows provided that Mr. Wieland remains employed with us through the relevant vesting date: 60,000 options will vest upon our market capitalization reaching $500 million or more for 20 consecutive trading days; 60,000 options will vest upon our market capitalization reaching $750 million or more for 20 consecutive trading days; 60,000 options will vest upon our market capitalization reaching $1,250 million or more for 20 consecutive trading days; and 60,000 options will vest upon our market capitalization reaching $1,500 million or more for 20 consecutive trading days. The options will also vest upon a change in control of Unilife, upon Mr. Wieland’s resignation within 180 days after Alan Shortall ceases to be our Chief Executive Officer for any reason, or upon Mr. Wieland’s death or termination of employment due to total disability.

(7)	The shares of restricted stock will vest as follows provided that Mr. Wieland remains employed with us through the relevant vesting date: 20,000 shares will vest on the third trading day after the Company’s release of earnings for the fiscal quarter which includes the first anniversary of the date of grant, 20,000 shares will vest on the third trading day after the Company’s release of earnings for the fiscal quarter which includes the second anniversary of the date of grant, and 40,000 shares will vest on the third trading day after the Company’s release of earnings for the fiscal quarter which includes the third anniversary of the date of grant. The shares of restricted stock will also vest upon a change in control of Unilife, upon Mr. Wieland’s resignation within 180 days after Alan Shortall ceases to be our Chief Executive Officer for any reason, or upon Mr. Wieland’s death or termination of employment due to total disability.

(8)	The shares of restricted stock will vest as follows provided that Mr. E. Shortall remains employed with us through the relevant vesting date: 50,000 shares will vest on the third trading day after the Company’s release of earnings for the fiscal quarter which includes the first anniversary of the date of grant, 50,000 shares will vest on the third trading day after the Company’s release of earnings for the fiscal quarter which includes the second anniversary of the date of grant, and 100,000 shares will vest on the third trading day after the Company’s release of earnings for the fiscal quarter which includes the third anniversary of the date of grant. The shares of restricted stock will also vest upon a change in control of Unilife, or upon Mr. E. Shortall’s death or termination of employment due to total disability.

(9)	The options will vest on December 2, 2010 provided that Mr. Opitz remains employed with us through that date. The options will also vest upon a change in control of Unilife or upon Mr. Opitz’ death or termination of employment due to total disability.

(10)	The options will vest on October 17, 2010 provided that Mr. Iampietro remains employed with us through that date. The options will also vest upon a change in control of Unilife or upon Mr. Iampietro’s death or termination of employment due to total disability.

(11)	The shares of restricted stock will vest as follows provided that Mr. Iampietro remains employed with us through the relevant vesting date: 12,500 shares will vest on the third trading day after the Company’s release of earnings for the fiscal quarter which includes the first anniversary of the date of grant, 12,500 shares will vest on the third trading day after the Company’s release of earnings for the fiscal quarter which includes the second anniversary of the date of grant, and 25,000 shares will vest on the third trading day after the Company’s release of earnings for the fiscal quarter which includes the third anniversary of the date of grant. The shares of restricted stock will also vest upon a change in control of Unilife, or upon Mr. Iampietro’s death or termination of employment due to total disability.

(12)	These options were cancelled in August 2010 when Mr. Calvert’s employment with the company ceased.

Option Exercises and Stock Vested

The following table contains information relating to the exercise of stock options and vesting of restricted stock during fiscal year 2010.

Option Exercises and Stock Vested in Fiscal Year 2010

Option Awards
Value
	Number of	Realized on
	Shares Acquired	Exercise(1)
Name	on Exercise	($)

Alan Shortall	—	—
R. Richard Wieland II	—	—
Daniel Calvert	10,300	8,688
Eugene Shortall	—	—
Bernhard Opitz	—	—
Mark. V. Iampietro	—	—

(1)	Represents the difference between the exercise price of the stock options and the fair market value of Unilife common stock at exercise. Amount was converted using the exchange rate on the date of exercise.

(2)	No stock awards vested during the fiscal year ended June 30, 2010 for any of our named executive officers.

Potential Payments Upon Termination or Changes in Control

We have entered into employment agreements with our named executive officers which provide for certain payments and benefits upon the named executive officer’s termination of employment with us under certain circumstances. In addition, stock-based awards granted to our named executive officers contain provisions for the acceleration of vesting under certain circumstances.

The table below reflects the compensation and benefits, if any, due to each of the named executive officers upon a voluntary termination; a termination for cause; an involuntary termination other than for cause or resignation for good reason, both before and after a change of control; the occurrence of a change of control; or a termination due to death, disability or retirement. The amounts shown assume that each termination of employment or the change of control, as applicable, was effective as of June 30, 2010, and the fair market value of a share of our common stock as of June 30, 2010 was $5.82, which was the closing price of our shares on that date. The amounts shown in the table are estimates of the amounts which would be payable upon termination of employment or change of control as applicable. The actual amounts to be paid can only be determined at the time of the actual termination of employment or change of control, as applicable.

The value of the accelerated vesting of options was calculated by multiplying the number of unvested shares subject to each option by the excess, if any, between $5.82, the closing price of a share of our common stock on June 30, 2010, over the per share exercise price of the option. The value of the accelerated vesting of restricted stock was calculated by multiplying the aggregate number of unvested shares of restricted stock by $5.82, the closing price of a share of our common stock on June 30, 2010. More details concerning these values are set forth in the footnotes below.

		Voluntary		Termination				Termination
		Resignation		without Cause				without Cause
		or		Prior to				After
		Termination		Change in		Change in		Change in		Death or
Name	Benefit	for Cause		Control(1)		Control(2)		Control		Disability(2)

Alan Shortall	Cash severance	—		$315,000	(3)	—		$315,000	(31)	—
	Options	—		$1,716,668	(4)	$1,716,668	(4)		$(4)	$1,716,668	(4)
	Restricted Stock	—		$6,786,120	(5)	$6,786,120	(5)		$(5)	$6,786,120	(5)
	Health Benefits	—		—		—		—		—
	Relocation	$100,000	(6)	$100,000	(6)	$100,000	(6)	$100,000	(32)	$100,000	(6)

	Total value	$100,000		$8,917,788		$8,602,788		$415,000		$8,602,788

Daniel Calvert(7)	Cash severance	—		—		—		—		—
	Options	—		—		—		—		—
	Restricted Stock	—		—		—		—		—
	Health Benefits	—		—		—		—		—
	Relocation	—		—		—		—		—

	Total value	—		—		—		—		—

Eugene Shortall	Cash severance	—		$120,000	(8)	—		$401,941	(11)	—
	Options	—		—		—		—		—
	Restricted Stock	—		—		1,164,000	(12)	—		1,164,000	(12)
	Health Benefits	—		$3,115	(9)	—		$9,345	(13)	—
	Relocation	$110,000	(10)	$110,000	(10)	$110,000	(10)	$110,000	(10)	$110,000	(10)

	Total value	$110,000		$233,115		$1,274,000		$521,286		$1,274,000

Bernhard Opitz	Cash severance	—		$157,500	(14)	—		$378,000	(16)	—
	Options	—		—		$343,332	(17)			$343,332	(17)
	Restricted Stock	—		—		—		—		—
	Health Benefits	—		$4,672	(15)	—		$9,345	(18)	—
	Relocation	—		—		—		—		—

	Total value	—		$162,172		$343,332		$387,345		$343,332

Mark V. Iampietro	Cash severance	—		$92,500	(19)	—		$333,000	(23)	—
	Options	—		—		$137,332	(21)			$137,332	(21)
	Restricted Stock	—		—		$291,000	(22)			$291,000	(22)
	Health Benefits	—		$3,115	(20)	—		$9,345	(24)	—
	Relocation	—		—		—		—		—

	Total value	—		$95,615		$428,332		$342,345		$428,332

R. Richard Wieland II(25)	Cash severance	—		$245,000	(26)	—		$367,500	(30)	—
	Options	—		$129,600	(27)	$129,600	(27)			$129,600	(27)
	Restricted Stock	—		$465,600	(28)	$465,600	(28)			$465,600	(28)
	Health Benefits	—		$3,115	(29)	—		$9,345	(29)	—
	Relocation	—		—		—		—		—

	Total value	—		$843,315		$595,200		$376,845		$595,200

(1)	Except with respect to Mr. Alan Shortall, Termination Without Cause includes termination due to our decision not to renew a named executive officer’s employment agreement if the named executive officer was willing and able to continue performing services under the terms of the employment agreement.

(2)	Upon a change of control or in the case of termination of employment due to death or total disability, all outstanding options and shares of restricted stock vest.

(3)	The cash severance payment to Mr. A. Shortall is calculated based on an amount equal to nine months of his total salary compensation for the fiscal year in which employment is terminated.

(4)	This amount represents the accelerated vesting of 416,667 options based on the excess, if any, between $5.82, the closing price of our shares on June 30, 2010, and the option exercise price of $1.70. The option exercise price was converted from Australian dollars to US dollars using the exchange rate at June 30, 2010 of A$1.00 = US$0.8567.

(5)	This amount represents the value of the accelerated vesting of 1,166,000 shares of restricted stock based on a value per share as of June 30, 2010 of $5.82, the closing price of our shares on June 30, 2010.

(6)	Upon the end of Mr. A. Shortall’s employment with us in the United States we have the obligation to pay for the relocation of Mr. A. Shortall and his family from the United States to Australia, including moving his personal and household effects. The amount above represents the estimated expenses associated with such relocation as of June 30, 2010.

(7)	Mr. Calvert resigned from his position as Chief Financial Officer effective June 8, 2010. In return for a general release of claims, we agreed to provide Mr. Calvert with receive severance benefits consisting of $80,000, which is an amount equal to six months of his annual salary, paid in installments, and payments of $6,623 for the cost of his COBRA health care continuation coverage for six months.

(8)	This amount represents an amount equal to six months of Mr. E. Shortall’s total salary compensation for the fiscal year in which employment is terminated.

(9)	This amount represents the cost of six months of Mr. E. Shortall’s COBRA health care continuation coverage.

(10)	Upon the end of Mr. E. Shortall’s employment with us in the United States we have the obligation to pay for the relocation of Mr. E. Shortall and his family from the United States to Kuwait, including moving his personal and household effects. The amount above represents the estimated expenses associated with such relocation as of June 30, 2010.

(11)	This amount represents an amount equal to eighteen months of Mr. E. Shortall’s total salary compensation for the fiscal year in which employment is terminated ($360,000) plus the amount of the bonus paid to Mr. E. Shortall in our fiscal year ended June 30, 2009 ($41,941).

(12)	This amount represents the value of the accelerated vesting of 200,000 shares of restricted stock based on a value per share as of June 30, 2010 of $5.82, the closing price of our shares on June 30, 2010.

(13)	This amount represents the cost of 18 months of Mr. E. Shortall’s COBRA health care continuation coverage.

(14)	This amount represents an amount equal to nine months of Mr. Opitz’s total salary compensation for the fiscal year in which employment is terminated.

(15)	This amount represents the cost of nine months of Mr. Opitz’s COBRA health care continuation coverage.

(16)	This amount represents an amount equal to eighteen months of Mr. Opitz’s total salary compensation for the fiscal year in which employment is terminated ($315,000) plus the amount of the bonus paid to Mr. Opitz in our fiscal year ended June 30, 2009 ($63,000).

(17)	This amount represents the value of the accelerated vesting of 83,333 options based on the excess, if any, between $5.82, the closing price of our shares on June 30, 2010, and the option exercise price of $1.70. The option exercise price was converted from Australian dollars to US dollars using the exchange rate at June 30, 2010 of A$1.00 = US$0.8567.

(18)	This amount represents the cost of 18 months of Mr. Opitz’s COBRA health care continuation coverage.

(19)	This amount represents an amount equal to six months of Mr. Iampietro’s total salary compensation for the fiscal year in which employment is terminated.

(20)	This amount represents the cost of six months of Mr. Iampietro’s COBRA health care continuation coverage.

(21)	This amount represents the accelerated vesting of 33,333 options based on the excess, if any, between $5.82, the closing price of our shares on June 30, 2010, and the option exercise price of $1.70. The option exercise price was converted from Australian dollars to US dollars using the exchange rate at June 30, 2010 of A$1.00 = US$0.8567.

(22)	This amount represents the value of the accelerated vesting of 50,000 shares of restricted stock based on a value per share as of June 30, 2010 of $5.82, the closing price of our shares on June 30, 2010.

(23)	This amount represents an amount equal to 18 months of Mr. Iampietro’s total salary compensation for the financial year in which employment is terminated ($277,500) plus the amount of the bonus paid to Mr. Iampietro in our fiscal year ended June 30, 2009 ($55,500).

(24)	This amount represents the cost of 18 months of Mr. Iampietro’s COBRA health care continuation coverage.

(25)	If Mr. Wieland resigns his employment with us within 180 days after Alan Shortall ceases to be our chief executive officer for any reason, Mr. Wieland is entitled to receive the payments set forth under “Termination Without Cause After a Change in Control.”

(26)	This amount represents an amount equal to 12 months of Mr. Wieland’s total salary compensation for the fiscal year in which employment is terminated.

(27)	This amount represents the accelerated vesting of 240,000 options based on the excess, if any between $5.82, the closing price of our shares on June 30, 2010, and the option exercise price of $5.28.

(28)	This amount represents the value of the accelerated vesting of 80,000 shares of restricted stock based on a value per share as of June 30, 2010 of $5.82, the closing price of our shares on June 30, 2010.

(29)	This amount represents the cost of 18 months of Mr. Wieland’s COBRA health care continuation coverage.

(30)	This amount represents an amount equal to eighteen months of Mr. Wieland’s total salary compensation for the financial year in which employment is terminated ($367,500) plus the amount of the bonus paid to Mr. Wieland’s in our fiscal year ended June 30, 2009 ($0).

(31)	The cash severance payment to Mr. A. Shortall is calculated based on an amount equal to nine months of his total salary compensation for the fiscal year in which employment is terminated. The payment of the cash severance amount is not contingent on a change in control occurring.

(32)	Upon the end of Mr. A. Shortall’s employment with us in the United States we have the obligation to pay for the relocation of Mr. A. Shortall and his family from the United States to Australia, including moving his personal and household effects. The amount above represents the estimated expenses associated with such relocation as of June 30, 2010. The payment of the relocation amount is not contingent on a change in control occurring.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of June 30, 2010 with respect to our equity compensation plans. See Note 4 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 for further information.

			Number of Securities
			Remaining Available for
	Number of Securities		Future Issuance Under
	to be Issued upon	Weighted Average	Equity Compensation
	Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights	Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders Employee Share Option Plan	2,914,700	$2.16	— (1)
2009 Stock Incentive Plan	2,144,000 (2)	5.89	2,038,000 (3)
Agreement with individual consultant	83,333	2.57	—
2009 private placement options	3,643,430	7.81	—
Equity compensation plans not approved by security holders Individual agreements with various consultants, advisors and other third parties	1,628,880	1.61	—

Total	10,414,343	$4.82	2,038,000

(1)	No further options will be granted under this plan.

(2)	Represents the number of shares issuable upon exercise of outstanding options under the 2009 Stock Incentive Plan. In addition, there are 1,818,000 non-vested shares (and no vested shares) pursuant to restricted stock awards under the 2009 Stock Incentive Plan.

(3)	Represents the number of shares available for future issuance pursuant to stock option, restricted stock and other awards under the 2009 Stock Incentive Plan. The number of shares available for issuance under the 2009 Stock Incentive Plan adjusts annually commencing on January 1, 2011 as provided therein.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During the last three fiscal years, we have been a party to the following transaction in which the amount involved exceeded $120,000 and in which any director, executive officer, holder of more than 5% of our capital stock, or their immediate family members, had a material interest.

On January 22, 2009, we entered into a consulting agreement with Jeff Carter, a member of our board of directors and former Chief Financial Officer. Under the terms of the agreement, Mr. Carter will perform finance, accounting and secretarial consulting services in Australia. The agreement had an initial term of seven months that expired on September 30, 2009 and was extended for a six month term expiring on March 31, 2010. The Company currently pays Mr. Carter on a month to month basis for these services. Under the agreement, we will pay Mr. Carter a fee for the consulting services of A$20,000 per month.

On October 26, 2008, we entered into a Deed of Settlement and Release with Alan Shortall, our director and Chief Executive Officer, and certain other individuals (collectively, the “Founding Shareholders”), pursuant to which, as a final settlement of our obligations under the agreement for our acquisition of Unitract, we agreed to issue 1,666,667 shares of common stock to the Founding Shareholders if we reported net income of at least A$6.5 million during any fiscal year prior to October 31, 2014 and to issue an additional 1,666,667 shares of common stock if we reported net income of at least A$12 million during any fiscal year prior to October 31, 2014. Pursuant to a subsequent notification from the Founding Shareholders to us dated as of October 27, 2009, three of the four Founding Shareholders (Alan Shortall, Joseph Kaal and Craig Thorley) each relinquished, for no consideration, all of the shares he would have received pursuant to the Deed of Settlement and Release and directed us to issue all his founder shares to the fourth Founding Shareholder, Roger Williamson, in recognition of the fact that Mr. Williamson provided seed capital in connection with the founding of the company. During the year ended June 30, 2009, we met both of the net income requirements and therefore, in November 2009, we issued 3,333,333 shares of common stock to Mr. Williamson, which were in full satisfaction of our obligation to all of the Founding Shareholders.

We review all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our Chief Executive Officer and Chief Financial Officer are primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related party transactions. Our audit committee reviews and approves or ratifies any related party transaction pursuant to the authority given under the charter of the audit committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding ownership of our common stock by (i) each person, or group of affiliated persons who is known by us to beneficially own 5% or more of our common stock, (ii) each of our directors, (iii) each of our named executive officers and (iv) all current directors and executive officers as a group. All of this information gives effect to the redomiciliation and the share consolidation effected in connection therewith.

Beneficial ownership is determined according to the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. The beneficial ownership percentages set forth below are based on 55,480,454 shares of common stock outstanding as of September 30, 2010. All shares of common stock owned by such person, including shares of common stock underlying stock options that are currently exercisable or exercisable within 60 days after September 15, 2010 (all of which we refer to as being currently exercisable) are deemed to be outstanding and beneficially owned by that person for the purpose of computing the ownership percentage of that person, but are not considered outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, to our knowledge, each person listed in the table below has sole voting and investment power with respect to the shares shown to be beneficially owned by such person, except to the extent that applicable law gives spouses shared authority.

	Number of Shares		Percentage of Shares
Name and Address of Beneficial Owner	Beneficially Owned		Beneficially Owned

Directors and Named Executive Officers(1)
Slavko James Joseph Bosnjak	595,784	(2)	1.1%
Alan Shortall	4,574,963	(3)	8.2%
John Lund	36,667	(4)	*
William Galle	108,333	(5)	*
Jeff Carter	133,378	(6)	*
Mary Katherine Wold	—	(7)	*
Marc S. Firestone	—	(7)	*
R. Richard Wieland II	80,000	(8)	*
Daniel Calvert	101,082		*
Eugene Shortall	200,000		*
Bernhard Opitz	167,332	(9)	*
Mark V. Iampietro	150,665	(10)	*
All directors and executive officers as a group (14 persons)	6,373,930		11.4%

*	Indicates less than 1%

(1)	The address of each director and executive officer listed above is c/o Unilife Corporation, 633 Lowther Road, Lewisberry, Pennsylvania 17339.

(2)	Includes options to purchase 108,333 shares of common stock which are currently exercisable. Does not include options to purchase 58,333 shares of common stock which are not currently exercisable.

(3)	Includes (i) 833,333 shares of common stock subject to certain transfer restrictions set forth in Mr. A. Shortall’s employment agreement dated October 26, 2008 and (ii) options to purchase 833,333 shares of common stock which are currently exercisable. Does not include options to purchase 1,250,667 shares of common stock which are not currently exercisable.

(4)	Includes options to purchase 16,667 shares of common stock which are currently exercisable. Does not include options to purchase 83,333 shares of common stock which are not currently exercisable.

(5)	Represents options to purchase 108,333 shares of common stock which are currently exercisable. Does not include options to purchase 83,333 shares of common stock which are not currently exercisable.

(6)	Includes options to purchase 16,667 shares of common stock which are currently exercisable. Does not include options to purchase 83,333 shares of common stock which are not currently exercisable.

(7)	Does not include options to purchase 100,000 shares of common stock, the issuance of which is subject to shareholder approval pursuant to the ASX listing rules.

(8)	Does not include options to purchase 240,000 shares of common stock which are not currently exercisable.

(9)	Includes options to purchase 166,667 shares of common stock which are currently exercisable. Does not include options to purchase 83,333 shares of common stock which are not currently exercisable.

(10)	Includes options to purchase 100,000 shares of common stock which are currently exercisable.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock to file with the SEC reports of ownership and changes in ownership of our common stock. Our directors, executive officers and greater than 10% beneficial owners of our common stock are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. Based solely upon information furnished to us and contained in reports filed with the SEC, as well as any written representations that no other reports were required, we believe that all Section 16(a) reports of our directors, executive officers and greater than 10% beneficial owners were filed timely for the fiscal year ended June 30, 2010.

OTHER BUSINESS

2011 Stockholder Proposals

Stockholders interested in submitting a proposal to be considered for inclusion in our Proxy Statement and form of Proxy for the 2011 Annual Meeting of Stockholders may do so by following the procedures prescribed by Securities Exchange Act Rule 14a-8. To be eligible for inclusion, proposals must be submitted in writing and received by us at the address appearing as our principal executive offices on or before June 29, 2011.

A stockholder of ours may wish to have a proposal presented at the 2011 Annual Meeting of Stockholders, but not to have the proposal included in our Proxy Statement and form of Proxy relating to that meeting.

Pursuant to our bylaws, in most circumstances, no business may be brought before the annual meeting unless it is specified in the notice of meeting or is otherwise brought before the meeting at the direction of the board of directors or by a stockholder of record who otherwise has the right to submit the proposal and who has delivered written notice to us (containing certain information specified in the bylaws about the stockholder and the proposed action) no later than 120 days prior to the first anniversary of the mailing date of the proxy statement for the preceding year’s annual meeting, i.e., before June 29, 2011.

Nominating or Recommending for Nomination Candidates for Director

Our Bylaws permit stockholders to nominate directors for election at an Annual Meeting of Stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to us in accordance with our bylaws, which, in general, require that the notice be received by us within the time period described above under “2011 Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Transaction of Other Business

At the date of this Proxy Statement, the board of directors knows of no other business that will be conducted at the annual meeting to be held on December 1, 2010 other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

Corporate Information

The complete mailing address, including zip code, of our principal executive offices is 633 Lowther Road, Lewisberry, Pennsylvania 17339. The address of the principal registered office in Australia is Suite 3, Level 11, 1 Chifley Square, Sydney NSW 2000 and our telephone number there is +612-8346-6500. The ASX Liaison Officer is Mr. Jeff Carter.

ASX-Required Disclosure

Twenty Largest CDI Holders as of September 27, 2010

Rank	Name	Number of CDIs Held	% of CDIs Outstanding

1.	Roger Williamson	7,650,352	3.11
2.	Joseph Kaal	6,623,990	2.69
3.	Alan Shortall	4,999,998	2.03
4.	National Nominees Limited	4,387,781	1.79
5.	Admark Investments Pty ltd <JS Pinto Super Fund A/C>	3,300,000	1.34
6.	Bradley Gavin Downes	3,036,104	1.24
7.	Penila Investments Pty Ltd <Hornung S/F A/C>	3,005,877	1.22
8.	Thorley Management Pty Ltd <Thorley Investment A/C>	2,499,996	1.02
9.	J P Morgan Nominees Australia Limited	2,274,597	0.93
10.	Omah Nominees Pty Ltd <The PJH A/C>	1,999,998	0.81
11.	Citicorp Nominees Pty Limited	1,747,515	0.71
12.	Merkaba Limited	1,515,561	0.62
13.	Dennis + Janine Banks <Banks Super Fund A/C>	1,445,299	0.59
14.	HSBC Custody Nominees (Australia) Limited	1,329,092	0.54
15.	Peter Marcus Barr + Kay Ellen Barr <Regnal Super Fund A/C>	1,164,780	0.47
16.	Robher Investments Pty Ltd <The Hertogs Family A/C>	1,113,230	0.45
17.	Dennis John Banks + Janine Anne Banks <The Banks Super Fund A/C>	1,099,998	0.45
18.	UBS Nominees Pty Ltd	1,026,783	0.42
19.	Lewis Securities Ltd	1,024,464	0.42
20.	MDS Tiling Pty Ltd	1,000,000	0.41

Total		52,245,415	21.26

Distribution of Common Stock and CDI Holders as of September 27, 2010

	Common Stock
		Number of	CDIs
	Number of	Shares of Common	Number of	Number of
	Holders	Stock	Holders	CDIs

1 — 1,000	59	27,301	1,420	805,835
1,001 — 5,000	65	143,123	2,669	7,834,709
5,001 — 10,000	17	111,307	1,308	10,519,385
10,001 — 100,000	24	756,890	2,428	76,770,198
100,001 — and over	7	54,438,314	428	149,870,835

	172	55,476,935	8,253	245,800,962

As of September 27, 2010, there were 10,016,404 options to purchase common stock outstanding and there were 233 holders of our options. As of September 27, 2010, our Chief Executive Officer held 2,084,000 options to purchase common stock.

As of September 27, 2010 there were 1,908,000 shares of restricted stock outstanding and there were nine holders of our restricted stock. As of September 27, 2010, our Chief Executive Officer held 1,166,000 shares of our restricted stock.

The complete mailing address, including zip code, of our principal executive offices is 633 Lowther Road, Lewisberry, Pennsylvania 17339. The address of the principal registered office in Australia is Suite 3, Level 11, 1 Chifley Square, Sydney NSW 2000 and our telephone number there is +612-8346-6500. The ASX Liaison Officer is Mr. Jeff Carter.

By order of the Board of Directors,

J. Christopher Naftzger
Vice President, General Counsel, Corporate Secretary & Chief Compliance Officer

October 18, 2010

Unilife Corporation

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 am., Eastern Standard Time, on December 1, 2010.

Vote by Internet · Log on to the Internet and go to www.investorvote.com/UNIS · Follow the steps outlined on the secured website.

Vote by telephone · Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	· Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors*:	For	Withhold		For	Withhold		For	Withhold	+

01 – Slavko James Joseph Bosnjak	☐	☐	02 – Alan Shortall	☐	☐	03 – John Lund	☐	☐

04 – William Galle	☐	☐	05 – Jeff Carter	☐	☐	06 – Mary Katherine Wold	☐	☐

07 – Marc S. Firestone	☐	☐	*To elect seven directors to hold office until our annual meeting of stockholders to be held in 2011 and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal.

	For	Against	Abstain	For	Against	Abstain
2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2011	☐	☐	☐
3. For the purposes of ASX Listing Rule 10.14 and for all other purposes, to approve the grant of options for Mary Katherine Wold to purchase 100,000 shares of common stock on the terms and conditions set forth in the accompanying proxy statement
				☐	☐	☐

4. For the purposes of ASX Listing Rule 10.14 and for all other purposes, to approve the grant of options for Marc S. Firestone to purchase 100,000 shares of common stock on the terms and conditions set forth in the accompanying proxy statement
	☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.
	Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.	☐
C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

018UJF

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Unilife Corporation

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF UNILIFE CORPORATION
Failing the individual or body corporate named in the paragraph below by the undersigned, a stockholder of Unilife Corporation, a Delaware corporation (the “Company”), or if no individual or body corporate is named in the paragraph below, the undersigned does hereby appoint R. Richard Wieland II and J. Christopher Naftzger and each of them as Proxies with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at the annual meeting of stockholders of the Company to be held at the Intercontinental New York Barclay, 11 East 48th Street, New York, New York 10017, on Wednesday, December 1, 2010, at 3:30 P.M., U.S. Eastern Standard Time (7:30 A.M. Australian Eastern Daylight Time December 2, 2010) (the “Annual Meeting”) and at any adjournment or postponement thereof, all of the shares of the Company's common stock that the undersigned would be entitled to vote if personally present. R. Richard Wieland II and J. Christopher Naftzger intend to vote undirected proxies in favor of all Proposals.
If the undersigned does not wish to appoint R. Richard Wieland II or J. Christopher Naftzger as Proxy, then the undersigned does hereby appoint            as Proxy with full power of substitution, in the name, place and stead of the undersigned to vote at the Annual Meeting and at any adjournment or postponement thereof, all of the shares of the Company's common stock the undersigned would be entitled to vote if personally present.
If any nominee for director should be unavailable for election as a result of an unexpected occurrence, the foregoing proxy holders will vote for election of a substitute nominee by management. If no instructions are indicated on the proxy card, the shares will be voted as the foregoing proxy holders determine.
The Board of Directors recommends a vote FOR all the nominees listed. The Board of Directors (excluding Mary Katherine Wold (with respect to Proposal 3 only) and Marc S. Firestone (with respect to Proposal 4 only) who have abstained from making a recommendation on such proposal due to their personal interest in such proposal) recommends that you vote FOR Proposals 2, 3 and 4.